Exhibit 10.53

EXECUTION COPY

$325,000,000

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of February 9, 2012,

by and among

BLACKBAUD, INC.,

as Borrower,

the Lenders referred to herein,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

Swingline Lender and an Issuing Lender

SUNTRUST BANK,

as Syndication Agent

and

BANK OF AMERICA, N.A.

and

REGIONS BANK

as Co-Documentation Agents

with

J.P. MORGAN SECURITIES LLC

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners

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EXHIBITS
Exhibit A-1	-	Form of Dollar Tranche Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Delayed Draw Term Loan Note
Exhibit A-4	-	Form of Designated Currency Tranche Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H	-	Form of Guaranty Agreement
Exhibit I	-	Form of Pledge Agreement
Exhibit J	-	Form of Bank Product Provider Notice

SCHEDULES
Schedule 1.1	-	Lenders and Commitments
Schedule 1.2 Schedule 1.3	- -	Departing Lenders Mandatory Cost
Schedule 6.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 6.1(b)	-	Subsidiaries and Capitalization
Schedule 6.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 10.1	-	Existing Indebtedness
Schedule 10.2	-	Existing Liens
Schedule 10.3	-	Existing Loans, Advances and Investments
Schedule 10.8	-	Transactions with Affiliates

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 9, 2012, by and among BLACKBAUD, INC., a Delaware corporation (the “Borrower”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

WHEREAS, the Borrower, the Lenders and the Administrative Agent wish to amend and restate the Credit Agreement, dated as of June 17, 2011 (as amended or modified prior to the effectiveness hereof, the “Existing Credit Agreement”), to which the Borrower and certain of the Lenders are subject; and

WHEREAS, subject to the terms and conditions hereof, the Borrower, the Administrative Agent and the Lenders agree to amend and restate the Existing Credit Agreement pursuant to the terms hereof, and the Administrative Agent and the Lenders have each agreed to make such loans and other financial accommodations to the Borrower as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” means JPMCB, together with its Subsidiaries and Affiliates, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Australian Dollars, (v) Canadian Dollars, (vi) Japanese Yen, (vii) New Zealand Dollars, (viii) Hong Kong Dollars, (ix) Swiss Francs, and (x) any other lawful currency that is readily available and freely transferable and convertible into Dollars, available in the London interbank deposit market and that is agreed to by the Borrower, the Lenders under the Designated Currency Tranche and the Administrative Agent.

“Agreement” means this Amended and Restated Credit Agreement, as further amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means:

(a) with respect to any Incremental Term Loans, as determined pursuant to, and in accordance with, Section 2.8(h), and

(b) subject to the terms of Section 2.7, with respect to Revolving Credit Loans, Swingline Loans, Delayed Draw Term Loans and the commitment fee, the corresponding percentages per annum as set forth below based on the Leverage Ratio:

Pricing Level	Leverage Ratio	Base Rate +	LIBOR +	Commitment Fee
I	Less than 0.75 to 1.00	0.25%	1.25%	0.20%
II	Greater than or equal to 0.75 to 1.00 but less than 1.25 to 1.00	0.375%	1.375%	0.225%
III	Greater than or equal to 1.25 to 1.00 but less than 1.75 to 1.00	0.50%	1.50%	0.25%
IV	Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00	0.75%	1.75%	0.275%
V	Greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00	1.00%	2.00%	0.30%
VI	Greater than or equal to 2.75 to 1.00	1.25%	2.25%	0.35%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the date by which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 7.2 for the most recently ended fiscal quarter of the Borrower; provided, however, that (a) the Applicable Margin shall be based on Pricing Level VI until the first Calculation Date following receipt of the Officer’s Compliance Certificate for the fiscal quarter ended June 30, 2012 and, thereafter the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate within five (5) days of the date for delivery required by Section 7.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level VI until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 7.1 or Section 7.2 is shown to be inaccurate (regardless of whether (A) this Agreement is in effect, (B) the Revolving Credit Commitments, Swingline Commitments, or Delayed Draw Term Loan Commitments are in effect, or (C) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of (i) a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then (1) the Borrower shall promptly deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (2) the Applicable Margin for such Applicable Period shall be determined as if the Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period and (3) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest and fees, as applicable, owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4 and (ii) a lower Applicable Margin for such Applicable Period, the Lenders shall have no obligation to repay any interest or fees to the Borrower; provided that if, as a result of any restatement or other event, a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all Applicable Periods over the amount of interest and fees paid for all such Applicable Periods. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 4.1(c) and Section 11.2.

The Applicable Margin set forth above shall be increased as, and to the extent, required by Sections 2.7 and 2.8.

“Applicable Percentage” means, with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Approved Convio Purchase Agreement” means the Convio Purchase Agreement (including the schedules and exhibits thereto) attached to the officer’s certificate delivered by the Borrower pursuant to Section 5.1(d)(ii), together with all amendments and modifications thereto or waivers of provisions thereof that either have been approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned) or that are not materially adverse to the Administrative Agent and the Lenders.

“Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.11), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Bank Product” means any of the following products, services or facilities extended to any Credit Party or Subsidiary by any Bank Product Provider (including those in existence as of the Closing Date): (a) Cash Management Services; (b) products under any Hedging Agreement (including, without limitation, non-speculative foreign exchange swaps); and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Obligations” for purposes of a distribution under Section 11.4, the applicable Bank Product Provider must have previously provided a Bank Product Provider Notice to the Administrative Agent which shall notify the Borrower and the Administrative Agent of the existence of such Bank Product (with the understanding that Lenders party hereto as of the Closing Date shall be entitled to notify the Borrower and the Administrative Agent of Bank Products in effect as of the Closing Date promptly after the Closing Date). Any Bank Product established from and after the time that the Lenders have received written notice from the Borrower or the Administrative Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 13.2, shall not be included as “Obligations” for purposes of a distribution under Section 11.4.

“Bank Product Debt” means the Indebtedness and other obligations of any Credit Party or Subsidiary relating to Bank Products.

“Bank Product Provider” means any Person that provides Bank Products to any Credit Party or Subsidiary to the extent that such Person is a Lender or an Affiliate of a Lender.

“Bank Product Provider Notice” means a notice substantially in the form of Exhibit J.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event of Default” means any Event of Default specified in Section 11.1(j) or (k).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) LIBOR Rate (as determined pursuant to the definition of LIBOR Rate), for an Interest Period of one (1) month commencing on such day plus (ii) 1.00%, in each instance as of such date of determination. For purposes hereof: “Prime Rate” means, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by JPMCB at its principal office in New York City, New York, as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by JPMCB as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or LIBOR Rate no longer accurately reflects an accurate determination of the prevailing Prime Rate or LIBOR Rate, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Effective Rate, the Prime Rate or LIBOR Rate for an Interest Period of one (1) month. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 4.8 shall be in effect in determining LIBOR Rate pursuant to clause (c) hereof, the Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate plus the Applicable Margin as provided in Section 4.1(a).

“Blackbaud Payment Services Account” means any deposit account in the name of a Credit Party for the processing of donations made to client organizations of the Credit Parties.

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Business Day” means (a) for all purposes other than as set forth in clauses (b) and (c) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York,

New York, are open for the conduct of their commercial banking business, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market, and (c) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Loan under the Designated Currency Tranche, any day that is a Business Day described in clause (a) and that also is a day for trading by and between banks in deposits in the applicable Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if such Loans are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property, pursuant to Section 2.4(b)(ii) and (ii) Permitted Acquisitions.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries; provided that for purposes of calculating Indebtedness hereunder, the term “Capital Lease” shall not include any Capital Lease that was classified as an Operating Lease on the Closing Date or would have been classified as an Operating Lease had such agreement been in effect on the Closing Date prior to a relevant Change in Law or change in GAAP (from GAAP as in effect on the Closing Date) which has the effect of re-classifying such agreement as a Capital Lease.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, as collateral for L/C Obligations, obligations in respect of Swingline Loans, or obligations of the Lenders to fund participations in respect of any thereof (as the context may require), cash or deposit account balances or, if the Issuing Lenders or Swingline Lender benefiting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Issuing Lenders or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” has the meaning assigned thereto in Section 10.3.

“Cash Management Services” means any services provided from time to time to the Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“Cash on Hand” means as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as set forth in the most recent Consolidated balance sheet of the Borrower and its Subsidiaries delivered to the Administrative Agent in accordance with Section 7.1.

“Change in Control” means any event or series of events in which any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the Capital Stock or thirty-five percent (35%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $25,000,000 any “change in control” (as defined in such indenture or other evidence of Indebtedness) requiring the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Committed Funded Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans, L/C Obligations and participation interests at such time.

“Commitment” means, as to any Lender, such Lender’s Dollar Tranche Revolving Credit Commitment, Designated Currency Tranche Revolving Credit Commitment, Swingline Commitment, Delayed Draw Term Loan Commitment and/or Incremental Term Loan Commitment, as applicable.

“Commitment Percentage” means, as to any Lender at any time, such Lender’s Dollar Tranche Revolving Credit Commitment Percentage, Designated Currency Tranche Revolving Credit Commitment Percentage, Delayed Draw Term Loan Commitment Percentage, or Incremental Term Loan Percentage, as applicable.

“Computation Date” is defined in Section 2.1(b).

“Connection Income Taxes” means Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Convio” means Convio, Inc., a Delaware corporation.

“Convio Acquisition Completion Date” means the first date on which Caribou Acquisition Corporation has acquired all of the outstanding common Capital Stock of Convio (and, indirectly, all of the Capital Stock of Convio’s Subsidiaries) pursuant to the terms of the Approved Convio Purchase Agreement and the Tender Offer.

“Convio Acquisition Completion Period” has the meaning set forth in Section 1.9.

“Convio Entities” means Convio and its Subsidiaries.

“Convio MAE” means any fact, event, circumstance or effect, other than any Excluded Matters, that (i) is materially adverse to the business, the financial condition or results of operations of Convio and its Subsidiaries, taken as a whole, or (ii) prevents or materially delays the ability of Convio and its Subsidiaries to perform in all material respects their obligations under the Convio Purchase Agreement or to consummate the Transactions (as defined in the Approved Convio Purchase Agreement) in accordance with the terms thereof.

“Convio Merger” means the merger of Caribou Acquisition Corporation, as a Wholly-Owned Subsidiary of the Borrower, with and into Convio, with Convio surviving the merger as a Wholly-Owned Subsidiary of the Borrower.

“Convio Purchase Agreement” means the Agreement and Plan of Merger, dated as of January 16, 2012, by and among the Borrower, Caribou Acquisition Corporation, and Convio, together with all exhibits and schedules thereto.

“Credit Facility” and “Credit Facilities” means, collectively, the Dollar Tranche Revolving Credit Facility, the Designated Currency Tranche Revolving Credit Facility, the Delayed Draw Term Loan Credit Facility, the Swingline Facility, the Dollar Tranche L/C Facility, the Designated Currency Tranche L/C Facility and the Incremental Term Loan Facility.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 4.14(b), any Lender that, (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, an Issuing Lender, the Swingline Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, an Issuing Lender, or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.14(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender, and each Lender.

“Delayed Draw Term Loan Commitment” means (a) as to any Delayed Draw Term Loan Lender, the obligation of such Delayed Draw Term Loan Lender to make Delayed Draw Term Loans for the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Delayed Draw Term Loan Lender’s name on Schedule 1.1, as such Delayed Draw Term Loan Commitment may be reduced at any time or from time to time pursuant to the terms hereof, and (b) as to all Delayed Draw Term Loan Lenders, the aggregate commitment of all Delayed Draw Term Loan Lenders to make Delayed Draw Term Loans, as such amount may be reduced at any time or from time to time pursuant to the terms hereof.

“Delayed Draw Term Loan Commitment Percentage” means, as to any Delayed Draw Term Loan Lender at any time, the ratio of (a) the amount of the Delayed Draw Term Loan Commitment of such Delayed Draw Term Loan Lender to (b) the Delayed Draw Term Loan Commitments of all Delayed Draw Term Loan Lenders.

“Delayed Draw Term Loan Credit Facility” means the delayed draw term loan credit facility established pursuant to Article II, but excluding the Revolving Credit Facility, the Swingline Facility, and any Incremental Term Loan Facility.

“Delayed Draw Term Loan Fee” has the meaning set forth in Section 4.3(b).

“Delayed Draw Term Loan Fee End Date” has the meaning set forth in Section 4.3(b).

“Delayed Draw Term Loan Lender” means any Lender with a Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loan Note” means a promissory note made by the Borrower in favor of a Delayed Draw Term Loan Lender evidencing the Delayed Draw Term Loans made by such Delayed Draw Term Loan Lender, substantially in the form of Exhibit A-3 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Delayed Draw Term Loans” means any delayed draw term loan made to the Borrower pursuant to Section 2.1(b), and all such delayed draw term loans collectively, as the context requires.

“Departing Lender” means each “Lender” under the Existing Credit Agreement that does not have a Commitment hereunder and is identified on the Departing Lender Schedule hereto.

“Departing Lender Schedule” means Schedule 1.2 hereto, which schedule identifies each Departing Lender as of the Closing Date.

“Designated Currency Payment Office” means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and the Lenders under the Designated Currency Tranche.

“Designated Currency Tranche” means the Designated Currency Tranche Revolving Credit Commitment, the Designated Currency Tranche Revolving Credit Loans, and the Designated Currency Tranche L/C Obligations.

“Designated Currency Tranche L/C Commitment” means the lesser of (a) FIVE MILLION DOLLARS ($5,000,000) and (b) the Designated Currency Tranche Revolving Credit Commitment.

“Designated Currency Tranche L/C Facility” means the letter of credit facility under the Designated Currency Tranche established pursuant to Article III.

“Designated Currency Tranche L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit issued under the Designated Currency Tranche and (b) the aggregate amount of drawings under Letters of Credit under the Designated Currency Tranche which have not then been reimbursed pursuant to Section 3.5.

“Designated Currency Tranche Revolving Credit Commitment” means (a) as to any Designated Currency Tranche Revolving Credit Lender, the obligation of such Designated Currency Tranche Revolving Credit Lender to (i) make Designated Currency Tranche Revolving Credit Loans for the account of the Borrower hereunder, and (ii) purchase participations in Designated Currency Tranche L/C Obligations, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Designated Currency Tranche Revolving Credit Lender’s name on Schedule 1.1, as such Designated Currency Tranche Revolving Credit Commitment may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Designated Currency Tranche Revolving Credit Lenders, the aggregate commitment of all Designated Currency Tranche Revolving Credit Lenders to (i) make Designated Currency Tranche Revolving Credit Loans, and (ii) purchase participations in Designated Currency Tranche L/C Obligations, as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof.

“Designated Currency Tranche Revolving Credit Commitment Percentage” means, as to any Designated Currency Tranche Revolving Credit Lender at any time, the ratio of (a) the amount of the Designated Currency Tranche Revolving Credit Commitment of such Designated Currency Tranche Revolving Credit Lender to (b) the Designated Currency Tranche Revolving Credit Commitments of all Designated Currency Tranche Revolving Credit Lenders.

“Designated Currency Tranche Revolving Credit Facility” means the revolving credit facility established pursuant to Article II but excluding the Swingline Facility, the Dollar Tranche Revolving Credit Facility and any Incremental Term Loan Facility.

“Designated Currency Tranche Revolving Credit Lender” means any Lender with a Designated Currency Tranche Revolving Credit Commitment.

“Designated Currency Tranche Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1(b) or 2.7 (and designated as contemplated thereunder), and all such revolving loans collectively as the context requires.

“Designated Currency Tranche Revolving Credit Note” means a promissory note made by the Borrower in favor of a Designated Currency Tranche Revolving Credit Lender evidencing the Designated Currency Tranche Revolving Credit Loans made by such Designated Currency Tranche Revolving Credit Lender, substantially in the form of Exhibit A-4 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Bank Product Debt) that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Bank Product Debt) that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.1(b).

“Dollar Tranche” means the Dollar Tranche Revolving Credit Commitment, the Dollar Tranche Revolving Credit Loans, the Dollar Tranche L/C Obligations and the Swingline Loans.

“Dollar Tranche L/C Commitment” means the lesser of (a) TWENTY MILLION DOLLARS ($20,000,000) and (b) the Dollar Tranche Revolving Credit Commitment.

“Dollar Tranche L/C Facility” means the letter of credit facility under the Dollar Tranche established pursuant to Article III.

“Dollar Tranche L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit issued under the Dollar Tranche and (b) the aggregate amount of drawings under Letters of Credit under the Dollar Tranche which have not then been reimbursed pursuant to Section 3.5.

“Dollar Tranche Revolving Credit Commitment” means (a) as to any Dollar Tranche Revolving Credit Lender, the obligation of such Dollar Tranche Revolving Credit Lender to (i) make Dollar Tranche Revolving Credit Loans for the account of the Borrower hereunder, (ii) purchase participations in Dollar Tranche L/C Obligations, and (iii) refund Swingline Loans, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Dollar Tranche Revolving Credit Lender’s name on Schedule 1.1, as such Dollar Tranche Revolving Credit Commitment may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Dollar Tranche Revolving Credit Lenders, the aggregate commitment of all Dollar Tranche Revolving Credit Lenders to (i) make Dollar Tranche Revolving Credit Loans, (ii) purchase participations in Dollar Tranche L/C Obligations, and (iii) refund Swingline Loans, as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof.

“Dollar Tranche Revolving Credit Commitment Percentage” means, as to any Dollar Tranche Revolving Credit Lender at any time, the ratio of (a) the amount of the Dollar Tranche Revolving Credit Commitment of such Dollar Tranche Revolving Credit Lender to (b) the Dollar Tranche Revolving Credit Commitments of all Dollar Tranche Revolving Credit Lenders.

“Dollar Tranche Revolving Credit Facility” means the revolving credit facility established pursuant to Article II but excluding the Swingline Facility, the Designated Currency Tranche Revolving Credit Facility and any Incremental Term Loan Facility.

“Dollar Tranche Revolving Credit Lender” means any Lender with a Dollar Tranche Revolving Credit Commitment.

“Dollar Tranche Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1(a) or 2.7 (and designated as contemplated thereunder), and all such revolving loans collectively as the context requires.

“Dollar Tranche Revolving Credit Note” means a promissory note made by the Borrower in favor of a Dollar Tranche Revolving Credit Lender evidencing the Dollar Tranche Revolving Credit Loans made by such Dollar Tranche Revolving Credit Lender, substantially in the form of Exhibit A-1 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is a U.S. Person other than an Excluded Domestic Subsidiary.

“EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, depreciation and all other non-cash charges (including non-cash stock compensation charges and expenses) otherwise deducted in determining the Net Income for such period (excluding reserves for future cash charges), (iv) any extraordinary losses, and (v) Transaction Costs, less (c) interest income and any extraordinary gains. For purposes of this Agreement, EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any Permitted Acquisitions and any asset disposition permitted pursuant to Section 10.5 closed during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of such Permitted Acquisitions and such asset dispositions closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of an assignment in respect of the Revolving Credit Facility, the Swingline Lender, and the Issuing Lenders, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Affiliates or (C) any Person that is not a financial institution (including any non-financial institution Affiliate thereof) and that it or its Affiliates is a competitor of the Borrower with respect to providing software and other related services to nonprofit organizations.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) which (a) is maintained, sponsored or contributed to by the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained, sponsored or contributed to by the Borrower or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from releases of Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, and orders of courts or Governmental Authorities, relating to the protection of human health (with respect to exposure to Hazardous Materials) or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date means the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“EU” means the European Union.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve system (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City; provided, that with respect to any Loan funded from the United Kingdom, the Eurodollar Reserve Percentage shall include, without duplication, the Mandatory Cost.

“Event of Default” means any of the events specified in Section 11.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Domestic Subsidiary” means any Subsidiary that is a U.S. Person and substantially all of the assets of which are the Capital Stock of Foreign Subsidiaries that are corporations for U.S. federal income tax purposes; provided, that such Subsidiary (i) does not conduct any business or activities other than the ownership of such Capital Stock and (ii) does not incur, and is not otherwise liable for, any Indebtedness (other than intercompany Indebtedness permitted pursuant to Section 10.1).

“Excluded Matters” means, any one or more of the following: (i) changes in Laws, rules or regulations of general applicability or interpretations thereof by Governmental Entity (as defined in the Approved Convio Purchase Agreement); (ii) changes in GAAP (as defined in the Approved Convio Purchase Agreement) (or the interpretations thereof); (iii) general changes in economic conditions or general changes in the industry in which Convio operates generally; (iv) changes in general financial, credit or capital market conditions, including interest rates or currency exchange rates, or changes therein; (v) a change in the market price or trading volume of the Company Common Stock (as defined in the Approved Convio Purchase Agreement), in and of itself; (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or upon any jurisdiction in which Convio or its Subsidiaries operate; (vii) earthquakes, hurricanes, other natural disasters or acts of God; (viii) changes resulting from the execution and delivery of the Convio Purchase Agreement or the consummation of any of the Transactions (as defined in the Approved Convio Purchase Agreement) contemplated thereby, or the public announcement of the Convio Purchase Agreement, including (1) the loss or departure of officers or other employees of Convio or any of its Subsidiaries, (2) the termination or potential termination of (or the failure or potential failure to renew) any contracts with customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Convio or otherwise, and (3) any other negative development (or potential negative development) in Convio’s relationships with any of its customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Convio or otherwise; (ix) any failure by Convio to meet any analyst or other third party estimates or expectations of Convio’s financial performance or results of operations, or any failure by Convio to meet internal projections or forecasts; provided, however, that the underlying causes of such failure may be deemed to constitute a Convio MAE and may be taken into account when determining whether a Convio MAE has occurred or may, would or could occur; (x) any matter referred to in the Company Schedule of Exceptions (as defined and set forth in the Approved Convio Purchase Agreement), unless otherwise provided therein; (xi) any Proceedings (as defined in the Approved Convio Purchase Agreement) made or brought by any of the current or former stockholders of Convio (on their own behalf or on behalf of Convio) resulting from, relating to or arising out of the Convio Purchase Agreement or any of the Transactions (as defined in the Approved Convio Purchase Agreement) contemplated thereby, unless the Proceeding (as defined in the Approved Convio Purchase Agreement) causes a failure to fulfill the condition to closing set forth in Section 7.1(a) of the Convio Purchase Agreement; (xii) any deterioration in the business, results of operations, financial condition, liquidity, stockholders’ equity or prospects of Convio or its Subsidiaries substantially resulting from circumstances or conditions existing as of the date of the Convio Purchase Agreement that were generally publicly known as of the date of the Convio Purchase Agreement or that were previously disclosed to the Borrower in writing or in the SEC Reports (as defined in the Approved Convio Purchase Agreement); or (xiii) as otherwise expressly permitted or required by the Convio Purchase Agreement; provided, however, that any matter in subsection (i), (ii), (iii), (vi) or (vii) that disproportionately materially adversely affects Convio compared with other companies operating in the industries in which Convio operates shall not be an Excluded Matter to the extent of the disproportionate effect.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient: (a) Taxes imposed on or measured by the Recipient’s net income (however denominated), franchise Taxes imposed on the Recipient, and branch profits Taxes imposed on the Recipient, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 4.12(b)), any U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable by the Borrower either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any withholding Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the Statement of Purpose.

“Existing Guaranty Agreement” means the Guaranty Agreement, dated as of June 17, 2011, by and between Blackbaud, LLC and Wells Fargo, National Bank, as administrative agent under the Existing Credit Agreement, as has been amended, supplemented or otherwise modified prior to the Closing Date.

“Extensions of Credit” means, as to any Lender at any time (and as the context requires, with respect to one or both Tranches), (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, (iv) the aggregate principal amount of all Delayed Draw Term Loans made by such Lender than outstanding, and (v) the aggregate principal amount of all Incremental Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit, or Swingline Loan by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Effective Rate” has the meaning assigned thereto in the definition of Base Rate.

“Fee Letter” means the separate fee letter agreement executed by the Borrower and the Administrative Agent and/or certain of its Affiliates dated January 17, 2012.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary and any Excluded Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender under such Defaulting Lender’s Tranche, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders under such Tranche or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by the Swingline Lender under the Dollar Tranche, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 13.10) consistent with the prior financial practice of the Borrower and its Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means each Material Domestic Subsidiary of the Borrower in existence on the Closing Date or which becomes a party to a Guaranty Agreement pursuant to Section 8.11.

“Guaranty Agreement” means the unconditional guaranty agreement made by the Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender.

“Increasing Revolving Lender” has the meaning assigned thereto in Section 2.7.

“Incremental Term Lender” has the meaning assigned thereto in Section 2.8.

“Incremental Term Loan Commitment” means (a) as to any Incremental Term Lender, the obligation of such Incremental Term Lender to make an Incremental Term Loan to or for the account of the Borrower in accordance with Section 2.8 and (b) as to all Incremental Term Lenders, the aggregate commitment of all Incremental Term Lenders to make Incremental Term Loans in accordance with Section 2.8.

“Incremental Term Loan Effective Date” means the date, which shall be a Business Day, on or before the Maturity Date, but no earlier than thirty (30) days after any Incremental Term Loan Notification Date (unless a shorter period is agreed to by all the affected Incremental Term Lenders), on which each of the Incremental Term Lenders makes Incremental Term Loans to the Borrower pursuant to Section 2.8.

“Incremental Term Loan Facility” means the incremental term loan facility established pursuant to Section 2.8.

“Incremental Term Loans” has the meaning assigned thereto in Section 2.8.

“Incremental Term Loan Note” means a promissory note made by the Borrower in favor of an Incremental Term Lender evidencing the Incremental Term Loans made by such Incremental Term Lender, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Incremental Term Loan Notification” means the written notice by the Borrower of its request to borrow Incremental Term Loans pursuant to Section 2.8.

“Incremental Term Loan Notification Date” means the date on which the Incremental Term Loan Notification is received by the Administrative Agent.

“Incremental Term Loan Percentage” means, as to any Incremental Term Lender at any time, the ratio of (a) the amount of the Incremental Term Loan Commitment of such Incremental Term Lender to (b) the Incremental Term Loan Commitments of all Incremental Term Lenders.

“Indebtedness” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than one hundred eighty (180) days past due or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the applicable Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by the Borrower or any of its Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business not more than one hundred eight (180) days past due), whether or not such indebtedness shall have been assumed by the Borrower or any of its Subsidiaries or is limited in recourse;

(e) all Guaranty Obligations of any such Person;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g) all mandatory obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Disqualified Capital Stock of such Person; and

(h) all net obligations incurred by any such Person pursuant to Hedging Agreements;

provided that Indebtedness shall not include minimum purchase contracts entered into in the ordinary course of business and consistent with past practice to the extent the aggregate amount of remaining obligations under each such individual contract does not exceed $1,000,000; provided, further, that no obligations in respect of Hedging Agreements shall be included in any determination of the Borrower’s and its Subsidiaries’ compliance with Article IX hereof. For the avoidance of doubt, Indebtedness shall be calculated subject to the proviso included in the definition of “Capital Lease.” For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation of any Person under any Hedging Agreement on any date shall be deemed to be the Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, that are (a) imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” has the meaning assigned thereto in Section 13.12.

“Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases, Synthetic Leases and all net payment obligations pursuant to Hedging Agreements) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Interest Period” has the meaning assigned thereto in Section 4.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means each of (x) JPMCB and (y) each other Lender that agrees to act as an Issuing Lender and that is approved by the Borrower and the Administrative Agent, each in its capacity as issuer of any Letter of Credit, or any successor thereto.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, and its successors.

“JPMorgan” mean J.P. Morgan Securities LLC, together with its successors and assigns.

“L/C Commitment” means the aggregate of the Dollar Tranche L/C Commitment and the Designated Currency Tranche L/C Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means, with respect to a Tranche, the collective reference to all the Revolving Credit Lenders under such Tranche, other than the Issuing Lenders under such Tranche.

“Lender” means each Person executing this Agreement as a Lender (including, without limitation, an Issuing Lender, and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 2.7, 2.8 or 13.11. For the avoidance of doubt, the term “Lenders” excludes all Departing Lenders.

“Lender Addition and Acknowledgement Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, executed pursuant to Section 2.7 and/or Section 2.8 by the Borrower and any existing Lender or New Lender committing to provide an increase in the Revolving Credit Commitment and/or Incremental Term Loans and, in each case, acknowledged by the Administrative Agent and each Guarantor, (a) setting forth the terms and conditions of (i) any increase in the Revolving Credit Commitment pursuant to Section 2.7 and/or (ii) any Incremental Term Loans pursuant to Section 2.8 and (b) acknowledging that any New Lender shall be a party hereto and have the rights (including, without limitation, voting rights) and obligations of a Lender hereunder.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the applicable Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Letters of Credit” has the meaning assigned thereto in Section 3.1.

“Leverage Ratio” has the meaning assigned thereto in Section 9.1.

“Leverage Ratio Increase Requirements” means, in connection with any request by the Borrower to increase the Maximum Leverage Ratio under Section 9.1 by .25 for a two consecutive fiscal quarter period, the following:

(i) the Borrower delivers such request in writing to the Administrative Agent at least three (3) Business Days prior to the date on which such request is to be given effect;

(ii) such request is delivered in connection with a Permitted Acquisition with a purchase price of at least $50,000,000;

(iii) such election is made no more than three times during the term of this Agreement;

(iv) such election is only given effect for the two consecutive fiscal quarter period following the date on which the applicable Permitted Acquisition is consummated (by way of example only, if the Permitted Acquisition is consummated on May 15, 2012, for the fiscal quarters ending June 30, 2012 and September 30, 2012); and

(v) only one such election may be given effect during any two consecutive fiscal quarter period.

“LIBOR” means (x) with respect to Revolving Credit Loans under the Dollar Tranche and Delayed Draw Term Loans, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $2,500,000 for a period equal to the applicable Interest Period which appears on the Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period and (y) with respect to Loans under the Designated Currency Tranche, the rate of interest per annum determined on the basis of the rate for deposits in the applicable Foreign Currency in a minimum Equivalent Amount of at least $2,500,000 for a period equal to the applicable Interest Period which appears on the applicable Reuters Screen

Page for such Foreign Currency (or any successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (or, in the case of such Loans denominated in Pounds Sterling, on the first day of such Interest Period). If, for any reason, such rate does not appear on the applicable Reuters Screen Page (or any successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars or the applicable Foreign Currency in the minimum Equivalent Amount of at least $2,500,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day (or on such first day for Pounds Sterling) of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

provided, that, with respect to any Loan under the Designated Currency Tranche, the Eurodollar Reserve Percentage may include the Mandatory Cost.

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate plus the Applicable Margin as provided in Section 4.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Liquidity Amount” means, as of any date of determination, an amount equal to the sum of (a) the Cash on Hand as of such date plus (b) the aggregate principal amount of the unused Revolving Credit Commitment as of such date (with outstanding Revolving Credit Loans, Swingline Loans, and Letters of Credit counting as usage for purposes hereof).

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Guaranty Agreement, the Security Documents, each Lender Addition and Acknowledgement Agreement (if any) and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (other than any agreement, document, certificate or instrument related to a Bank Product), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans, the Delayed Drawn Term Loans, the Swingline Loans, and the Incremental Term Loans, if any, and “Loan” means any of such Loans.

“Local Time” means New York City other than with respect a Loan under the Designated Currency Tranche, in which case “Local Time” means London, England time unless otherwise notified by the Administrative Agent.

“Mandatory Cost” is described in Schedule 1.3.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, a material adverse effect on (a) the properties, business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any such Person to perform its obligations under the Loan Documents to which it is a party, or (c) the legality, validity, binding effect or enforceability of any Loan Document.

“Material Contract” means any written contract or other agreement of the Borrower or any of its Subsidiaries, the failure by the Borrower or any of its Subsidiaries to comply with which would reasonably be expected to have a Material Adverse Effect.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Borrower that (a) individually (i) owns assets with a fair market value in excess of ten percent (10%) of the Consolidated assets of the Borrower and its Subsidiaries as of the most recent Fiscal Year end or (ii) accounted for more than ten percent (10%) of EBITDA of the Borrower and its Subsidiaries for the most recently ended Fiscal Year or (b) collectively with all other Domestic Subsidiaries that are not Material Domestic Subsidiaries (i) owns assets with a fair market value in excess of fifteen percent (15%) of the Consolidated assets of the Borrower and its Subsidiaries as of the most recent Fiscal Year end or (ii) accounted for more than fifteen percent (15%) of EBITDA of the Borrower and its Subsidiaries for the most recently ended Fiscal Year.

“Material Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that (a) individually (i) owns assets with a fair market value in excess of ten percent (10%) of the Consolidated assets of the Borrower and its Subsidiaries as of the most recent Fiscal Year end or (ii) accounted for more than ten percent (10%) of EBITDA of the Borrower and its Subsidiaries for the most recently ended Fiscal Year or (b) collectively with all other Foreign Subsidiaries that are not Material Foreign Subsidiaries (i) owns assets with a fair market value in excess of fifteen percent (15%) of the Consolidated assets of the Borrower and its Subsidiaries as of the most recent Fiscal Year end or (ii) accounted for more than fifteen percent (15%) of EBITDA of the Borrower and its Subsidiaries for the most recently ended Fiscal Year.

“Maturity Date” means the earliest to occur of (a) February 9, 2017, (b) the date of termination by the Borrower pursuant to Section 2.5, and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Income” means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries for such period,

determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.

“Net Leverage Ratio” means (a) (i) Total Indebtedness minus (ii) unrestricted cash of the Convio Entities as of the last day of such fiscal quarter minus (iii) the market value of unrestricted marketable securities held by the Convio Entities as of the last day of such fiscal quarter to (b) EBITDA, for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Net Proceeds” means, with respect to any Prepayment Event, (a) the cash proceeds received in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset (or a portion thereof) or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the Borrower’s chief financial officer, corporate controller, treasurer or assistant treasurer).

“New Lender” means any bank, financial institution or investment fund committing to make Extensions of Credit pursuant to Section 2.7 or Section 2.8 that was not a Lender as of the applicable Revolving Credit Increase Effective Date or Incremental Term Loan Effective Date relating to such Extensions of Credit.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means a Revolving Credit Note, Delayed Draw Term Loan Note, Swingline Note, or Incremental Term Loan Note, if any.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Bank Product Debt and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer, corporate controller, assistant treasurer or the treasurer of the Borrower substantially in the form of Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Original Currency” has the meaning assigned thereto in Section 4.4.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Delayed Draw Term Loan Amount” means the initial aggregate principal amounts of all Delayed Draw Term Loans, as determined as of the first date on which each such Loan is extended. By way of example only, if $25,000,000 of Delayed Draw Term Loans are extended in March, 2012, and $25,000,000 of Delayed Draw Term Loans are extended in April, 2012, then the Outstanding Delayed Draw Term Loan Amount, for purposes of determining amounts required to be repaid on June 29, 2012, shall be $50,000,000.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Extension of Credit plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Participant” has the meaning assigned thereto in Section 13.11(d).

“Participant Register” has the meaning assigned thereto in Section 13.11(d).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” means any Event of Default specified in Section 11.1(a) or (b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, sponsored or contributed to by the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained, sponsored or contributed to by the Borrower or any of its current or former ERISA Affiliates.

“Permitted Acquisitions” means (a) the acquisitions permitted pursuant to Section 10.3(g) and (b) the acquisition of the Convio Entities pursuant to and in accordance with the Tender Offer and the Approved Convio Purchase Agreement.

“Permitted Liens” means the Liens permitted pursuant to Section 10.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge Agreement” means that certain pledge agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Credit Party in excess of $2,500,000 with respect to any individual sale, transfer or disposition, or $5,000,000 in the aggregate with respect to all such sales, transfers and assignments, in each case during a fiscal year, other than dispositions described in Section 10.5 (a) through (h); or

(b) the issuance by the Borrower or any Subsidiary of any Capital Stock to any Person that is not a Credit Party or a Subsidiary thereof, or the receipt by the Borrower or any Subsidiary of any capital contribution from any Person that is not a Credit Party or a Subsidiary thereof, in each case, other than any sale, transfer or disposition described in Section 10.5 (a) through (h), the incurrence of any Indebtedness permitted under Section 10.1, or the issuance of any Capital Stock of the Borrower or any of its Subsidiaries pursuant to any employee stock or stock option compensation plan; or

(c) the incurrence by the Borrower or any Subsidiary of any Indebtedness for borrowed money, other than Indebtedness permitted under Section 10.1.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Register” has the meaning assigned thereto in Section 13.11(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning assigned thereto in Section 12.9(b).

“Required Acquisition Leverage Ratio” means (i) 3.00 to 1.00 during the fiscal quarters ending March 31, 2012, June 30, 2012 and September 30, 2012; (ii) 2.75 to 1.00 during the fiscal quarters ending December 31, 2012, March 31, 2013 and June 30, 2013, and (iii) thereafter, 2.50 to 1.00; provided, that under this clause (iii), if the Borrower has increased the maximum Leverage Ratio from 2.75 to 1.00 to 3.00 to 1.00 in accordance with Section 9.1, then the ratio for purposes of this clause (iii) shall increase to 2.75 to 1.00 for the period during which the maximum Leverage Ratio under Section 9.1 is 3.00 to 1.00.

“Required Lenders” means, at any date, any combination of Lenders who hold in the aggregate more than fifty percent (50%) of the sum of (a) the Commitments and (b) the aggregate outstanding Extensions of Credit under the Delayed Draw Term Loans and the Incremental Term Loans, or, if the Credit Facility has been terminated pursuant to Section 11.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning assigned thereto in Section 12.9(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party or any other officer of a Credit Party designated by the Borrower and reasonably acceptable to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Revolving Credit Commitment” means the Dollar Tranche Revolving Credit Commitment and the Designated Currency Tranche Revolving Credit Commitment.

“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitments of all Revolving Credit Lenders.

“Revolving Credit Facility” means the Dollar Tranche Revolving Credit Facility and the Designated Currency Tranche Revolving Credit Facility.

“Revolving Credit Increase Effective Date” means the date, which shall be a Business Day, on or prior to the date that is three (3) months prior to the Maturity Date, but no earlier than thirty (30) days after any Revolving Credit Increase Notification Date (unless a shorter period is agreed to by all affected Increasing Revolving Lenders), on which each of the Increasing Revolving Lenders increase (or, in the case of New Revolving Lenders, provide) their respective Revolving Credit Commitments to the Borrower pursuant to Section 2.7.

“Revolving Credit Increase Notification” means the written notice by the Borrower of its desire to increase the Revolving Credit Commitment pursuant to Section 2.7.

“Revolving Credit Increase Notification Date” means the date on which the Revolving Credit Increase Notification is received by the Administrative Agent.

“Revolving Credit Lender” means any Dollar Tranche Revolving Credit Lender or Designated Currency Tranche Revolving Credit Lender.

“Revolving Credit Loans” means any Dollar Tranche Revolving Credit Loans or Designated Currency Tranche Revolving Credit Loans, as the context requires.

“Revolving Credit Note” means a Dollar Tranche Revolving Credit Note or Designated Currency Tranche Revolving Credit Note, as applicable.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sanctioned Country” means a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Security Documents” means the collective reference to the Guaranty Agreement, the Pledge Agreement and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in Capital Stock securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Senior Officer” means the chief executive officer, president or chief financial officer of the Borrower.

“Solvent” means, with respect to any Person on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Required Lenders.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Borrower” has the meaning set forth in Section 2.9.

“Swingline Commitment” means the lesser of (a) Twenty Five Million Dollars ($25,000,000) and (b) the Dollar Tranche Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means JPMCB in its capacity as swingline lender hereunder.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority in the nature of a tax, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means the tender offer of the Borrower and Caribou Acquisition Corporation to purchase all of the outstanding common Capital Stock of Convio, as further described in the Offer to Purchase filed with the Securities and Exchange Commission by the Borrower and Caribou Acquisition Corporation on Schedule TO (as amended from time to time).

“Termination Event” means except for any such event or condition that would not reasonably be expected to have a Material Adverse Effect: (a) with respect to a Pension Plan, a

“Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) with respect to a Credit Party, the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (g) the partial or complete withdrawal of the Borrower or of any ERISA Affiliate from a Multiemployer Plan if there is any potential withdrawal liability would reasonably be expected to be asserted by such plan thereof, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Total Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Subsidiaries.

“Tranche” means the Dollar Tranche or the Designated Currency Tranche, as applicable.

“Transaction Costs” means, without duplication, all transaction fees, charges and other amounts related to (1) this Agreement and the other Loan Documents, (2) the Approved Convio Purchase Agreement, the Convio Merger, and the Tender Offer, and (3) any Permitted Acquisition where the purchase price therefor or aggregate consideration paid in respect thereof exceeds $50,000,000, which fees, charges and other amounts shall include, without limitation, (a) any financing fees, merger and acquisition fees (including consulting, advisory or brokerage fees), legal fees and expenses, due diligence fees or any other reasonably related fees and expenses during such period in connection therewith), (b) the aggregate amount of all payments funded from the earnings of the Borrower and its Subsidiaries and made during such period in connection with any Permitted Acquisition, including, without limitation, indemnity payments, working capital and purchase price adjustments, earn outs or other contingent payments, and (c) restructuring and business optimization expenses, including any non-recurring restructuring and integration costs and expenses approved by the Administrative Agent in its sole discretion;

provided, however, that (i) all such Transaction Costs shall be included, if at all, in any determination of EBITDA during the four consecutive quarter period following the applicable acquisition (including, without limitation, the quarter in which such acquisition occurs), and (ii) with respect to any Permitted Acquisition subject hereto, other than the Convio Merger and the Tender Offer, the aggregate amount of cash Transaction Costs in respect of such Permitted Acquisition that may be added back to EBITDA shall not exceed 10% of pro forma Consolidated EBITDA for the Borrower and its Subsidiaries (giving effect to such Permitted Acquisition).

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or appropriate governing state, as amended or modified from time to time.

“United States” means the United States of America.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 4.11.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).

“Withholding Agent” means the Borrower and the Administrative Agent.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein. If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 [Intentionally Omitted].

SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit therefor (at the time specified therefor in such applicable Letter of Credit and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9 Treatment of Convio Entities. Until the earliest of (x) the Convio Acquisition Completion Date, (y) the date on which the Convio Merger is consummated, and (z) September 30, 2012 (the period from the Closing Date through the earliest of the foregoing dates, the “Convio Acquisition Completion Period”), neither Convio nor any Subsidiary thereof shall constitute or qualify as a Subsidiary of the Borrower or any Subsidiary thereof, irrespective of the amount of Convio’s or its Subsidiaries’ Capital Stock owned by the Borrower or any Subsidiary thereof. In addition, during such period, none of Convio’s or its Subsidiaries’ Capital Stock owned by the Borrower or any Subsidiary thereof shall constitute Collateral or shall be subject to Section 10.2, Section 10.5 or Section 10.11 or the mandatory prepayment provisions of Section 2.4. During the Convio Acquisition Completion Period, the Borrower and its Subsidiaries, on the one hand, and Convio Entities, on the other hand, shall be required to treat one another as unaffiliated third parties, and shall not be entitled to rely upon any covenant exceptions or allowances for transactions among the Borrower, its Subsidiaries and their Affiliates. Subsequent to the expiry of the Convio Acquisition Completion Period, Convio Entities shall be treated as the Borrower’s Subsidiaries or Affiliates, as applicable, based on the ownership percentage thereof at such time or at any time thereafter, and shall be required to comply with all of the requirements hereof, including, without limitation, all of the covenants, guaranty requirements and collateral requirements set forth in the Loan Documents; provided, however, if the Convio Acquisition Completion Period expires pursuant to clause (z) of the definition thereof, then (1) such treatment shall apply only from and after the Borrower or any of its Subsidiaries has accepted shares of Capital Stock of Convio for purchase pursuant to the terms of the Tender Offer and (2) the Capital Stock of Convio and its Subsidiaries shall not be subject to Section 10.2 or Section 10.5, the mandatory prepayment provisions of Section 2.4 or the collateral requirements of the Loan Documents if more than 25% of the value of the assets of the Borrower or of the Borrower and its Subsidiaries on a Consolidated basis will be margin stock under Regulations T, U or X of the Board of Governors of the Federal Reserve System (for purposes hereof, “assets” of the Borrower or any of its Subsidiaries includes, without limitation, treasury stock of the Borrower or any Subsidiary that has not been retired). The Borrower shall notify the Administrative Agent in writing of the expiry of the Convio Acquisition Completion Period on the first day to occur after the end of such period. If Convio constitutes a Subsidiary of the Borrower at the end of the Convio Acquisition Completion Period (including, without limitation, the Subsidiaries of Convio), the Borrower shall deliver to the Administrative Agent supplements to the Schedules to this Agreement reflecting Convio’s (and its Subsidiaries’) status as a Subsidiary and any representation, warranty or covenant tying a Schedule to the Closing Date, for purposes of Convio and its Subsidiaries, shall be tied to the first day to occur after the expiry of the Convio Acquisition Completion Period; provided, however, that all information delivered in respect of Convio and its Subsidiaries shall have appeared in the Approved Convio Purchase Agreement, filings with the Securities and Exchange Commission prior to the date hereof, written information provided by the Borrower to the Administrative Agent prior to the Closing Date or shall otherwise be reasonably acceptable to the Administrative Agent (with the understanding that no information shall be scheduled in an attempt to circumvent the limitations set forth in Articles VIII, IX and X hereof or in any other covenant or restriction set forth in the Loan Documents).

ARTICLE II

CREDIT FACILITIES

SECTION 2.1 Loans.

(a) Dollar Tranche Revolving Credit Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth herein, each Dollar Tranche Revolving Credit Lender severally agrees to make Dollar Tranche Revolving Credit Loans to the Borrower in Dollars from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that, (a) the aggregate principal amount of all outstanding Dollar Tranche Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Dollar Tranche Revolving Credit Commitment less the sum of all outstanding Swingline Loans and Dollar Tranche L/C Obligations, (b) the principal amount of outstanding Dollar Tranche Revolving Credit Loans from any Dollar Tranche Revolving Credit Lender to the Borrower shall not at any time exceed such Dollar Tranche Revolving Credit Lender’s Dollar Tranche Revolving Credit Commitment less such Dollar Tranche Revolving Credit Lender’s Dollar Tranche Revolving Credit Commitment Percentage of outstanding Dollar Tranche L/C Obligations and outstanding Swingline Loans, (c) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of all outstanding Swingline Loans and L/C Obligations, and (d) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrower shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Dollar Tranche Revolving Credit Loan by a Dollar Tranche Revolving Credit Lender shall be in a principal amount equal to such Dollar Tranche Revolving Credit Lender’s Dollar Tranche Revolving Credit Commitment Percentage of the aggregate principal amount of Dollar Tranche Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Dollar Tranche Revolving Credit Loans hereunder until the Maturity Date.

(b) Designated Currency Revolving Credit Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth herein, each Designated Currency Tranche Revolving Credit Lender severally agrees to make Designated Currency Tranche Revolving Credit Loans to the Borrower in Agreed Currencies from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that, (a) the aggregate principal amount of all outstanding Designated Currency Tranche Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Designated Currency Tranche Revolving Credit Commitment less all then outstanding Designated Currency Tranche L/C Obligations, (b) the principal amount of outstanding Designated Currency Tranche

Revolving Credit Loans from any Designated Currency Tranche Revolving Credit Lender to the Borrower shall not at any time exceed such Designated Currency Tranche Revolving Credit Lender’s Designated Currency Tranche Revolving Credit Commitment less such Designated Currency Tranche Revolving Credit Lender’s Designated Currency Tranche Revolving Credit Commitment Percentage of outstanding Designated Currency Tranche L/C Obligations, (c) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of all outstanding Swingline Loans and L/C Obligations, and (d) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrower shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Designated Currency Tranche Revolving Credit Loan by a Designated Currency Tranche Revolving Credit Lender shall be in a principal amount equal to such Designated Currency Tranche Revolving Credit Lender’s Designated Currency Tranche Revolving Credit Commitment Percentage of the aggregate principal amount of Designated Currency Tranche Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Designated Currency Tranche Revolving Credit Loans hereunder until the Maturity Date. The Administrative Agent will determine the Dollar Amount of each borrowing of Designated Currency Tranche Revolving Credit Loans as of the date two (2) Business Days prior to the date of such borrowing or, if applicable, the date of continuation or conversion of any such borrowing, and all Designated Currency Tranche Revolving Credit Loans on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon the instruction of the Required Lenders or a majority (based on Commitments, and if Commitments have been terminated, by outstandings) of the Designated Currency Revolving Credit Lenders (excluding Defaulting Lenders). Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in this paragraph is herein described as a “Computation Date” with respect to each Designated Currency Tranche Revolving Credit Loan (including payments of interest and fees thereon and in connection therewith) for which a Dollar Amount is determined on or as of such day.

(c) Delayed Draw Term Loans. Subject to the terms and conditions of this Agreement (including, without limitation, Section 5.3 hereof) and in reliance upon the representations and warranties set forth herein, each Delayed Draw Term Loan Lender severally agrees to make Delayed Draw Term Loans to the Borrower in Dollars from time to time from the Closing Date through and including September 30, 2012 as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Delayed Draw Term Loans shall not exceed the Delayed Draw Term Loan Commitment and (b) the principal amount of outstanding Delayed Draw Term Loans from any Delayed Draw Term Loan Lender to the Borrower shall not at any time exceed such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment; provided, further, that no more than three requests for Delayed Draw Term Loans may be made by the Borrower. Each Delayed Draw Term Loan by a Delayed Draw Term Loan Lender shall be in a principal amount equal to such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment Percentage of the aggregate principal amount of Delayed Draw Term Loans requested on such occasion. No Delayed Draw Term Loan may be repaid and subsequently reborrowed. The aggregate Delayed Draw Term Loan Commitment shall be permanently reduced by the principal amount of any Delayed Draw Term Loan extended hereunder. The Borrower may at no time request Delayed Draw Term Loans in excess of the then available amount of the Delayed Draw Term Loan Commitment.

SECTION 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees, in its sole discretion, to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Dollar Tranche Revolving Credit Commitment less the sum of all outstanding Dollar Tranche Revolving Credit Loans and the Dollar Tranche L/C Obligations and (ii) the Swingline Commitment.

(b) Refunding.

(i) Swingline Loans shall be refunded by the Dollar Tranche Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Dollar Tranche Revolving Credit Lenders in accordance with their respective Dollar Tranche Revolving Credit Commitment Percentages and shall thereafter be reflected as Dollar Tranche Revolving Credit Loans of the Dollar Tranche Revolving Credit Lenders on the books and records of the Administrative Agent. Each Dollar Tranche Revolving Credit Lender shall fund its respective Dollar Tranche Revolving Credit Commitment Percentage of Dollar Tranche Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. Local Time on the next succeeding Business Day after such demand is made. No Dollar Tranche Revolving Credit Lender’s obligation to fund its respective Dollar Tranche Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Dollar Tranche Revolving Credit Lender’s failure to fund its Dollar Tranche Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Dollar Tranche Revolving Credit Lender’s Dollar Tranche Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Dollar Tranche Revolving Credit Lender to fund its Dollar Tranche Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Dollar Tranche Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account (other than a Blackbaud Payment Services Account) maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Dollar Tranche Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the

Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Dollar Tranche Revolving Credit Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 12.5 and which such Event of Default has not been waived in accordance with Section 13.2).

(iii) Each Dollar Tranche Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Dollar Tranche Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, a Bankruptcy Event of Default shall have occurred, each Dollar Tranche Revolving Credit Lender will, on the date the applicable Dollar Tranche Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Dollar Tranche Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Dollar Tranche Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Dollar Tranche Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Dollar Tranche Revolving Credit Lender such Dollar Tranche Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Dollar Tranche Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Dollar Tranche Revolving Credit Lender’s participating interest was outstanding and funded).

(c) Cash Collateral. At any point in time in which there is a Defaulting Lender, the Swingline Lender may require the Borrower to Cash Collateralize the outstanding Swingline Loans pursuant to Section 4.13.

SECTION 2.3 Procedure for Advances of Revolving Credit Loans, Delayed Draw Term Loans, and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. Local Time (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) at least three (3) Business Days before each LIBOR Rate Loan under the Dollar Tranche or if in respect of Delayed Draw Term Loans or Incremental Term Loans, and (iii) at least four (4) Business Days before each Loan under the Designated Currency Tranche, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal Dollar Amount of $2,500,000 or a whole multiple of $100,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Dollar Tranche Revolving Credit Loan, a Designated Currency Tranche Revolving Credit Loan, a Delayed Draw Term Loan, or a Swingline Loan, (D) in the case of a Dollar Tranche Revolving Credit Loan or a Delayed Draw Term Loan, whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto, and (F) in the case of a Designated Currency Tranche Revolving Credit Loan, the Agreed Currency thereof. The Base Rate shall not be available under the Designated Currency Tranche. A Notice of Borrowing received after 11:00 a.m. Local Time shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the appropriate Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit Loans, Delayed Draw Term Loans, and Swingline Loans. Not later than 1:00 p.m. Local Time on the proposed borrowing date, (i) each Revolving Credit Lender under the applicable Tranche will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent (which, for the Designated Currency Tranche, shall be the Designated Currency Payment Office) in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date, (ii) each Delayed Draw Term Loan Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment Percentage of the Delayed Draw Term Loans to be made on such borrowing date, and (iii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account(s) of the Borrower identified in the most recent notice substantially in the form of Exhibit C hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan, Delayed Draw Term Loan, or Swingline Loan requested pursuant to this Section to the extent that any Revolving Credit Lender, Delayed Draw Term Loan Lender, or Swingline Lender, as applicable, has not made available to the Administrative Agent its Revolving Credit Commitment Percentage, Delayed Draw Term Loan Commitment Percentage or other applicable amount in respect of such Loan. Dollar Tranche Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment of Loans.

(a) Repayment on Maturity Date; Scheduled Delayed Draw Term Loan Principal Payments. The Borrower hereby agrees to repay the outstanding principal amount of (i) all

Revolving Credit Loans and all Delayed Drawn Term Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon. On the last Business Day of each calendar quarter during the term of this Agreement, commencing on June 29, 2012, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Delayed Draw Term Loan Lenders, a portion of the then aggregate outstanding principal balance of the Delayed Draw Term Loans as follows: (i) for the first eight calendar quarters to occur after the first Delayed Draw Term Loans are extended (including the calendar quarter in which such Loans are extended), an amount equal to 2.5% per quarter of the Outstanding Delayed Draw Term Loan Amount and (ii) thereafter, an amount equal to 3.75% per quarter of the Outstanding Delayed Draw Term Loan Amount. The Borrower agrees and acknowledges that amounts due and payable in respect of the Delayed Draw Term Loans shall increase as the outstanding amount of Delayed Draw Term Loans increases. Each such payment shall permanently reduce the outstanding principal amount of the Delayed Draw Term Loans.

(b) Mandatory Repayment of Loans.

(i) If at any time, including on any Computation Date, and, without limitation, if resulting from Foreign Currency fluctuations (a) the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Revolving Credit Commitment, (b) the outstanding principal amount of all Dollar Tranche Revolving Credit Loans plus the sum of all outstanding Swingline Loans and Dollar Tranche L/C Obligations exceeds the Dollar Tranche Revolving Credit Commitment or (c) the outstanding principal amount of all Designated Currency Tranche Revolving Credit Loans plus the all Designated Currency Tranche L/C Obligations exceeds the Designated Currency Tranche Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of all outstanding Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 11.2(b), and such cash collateral to be shared ratably between Letters of Credit issued and outstanding under the Dollar Tranche and the Designated Currency Tranche).

(ii) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, promptly, and in any event within five (5) Business Days after such Net Proceeds are received by the Borrower or such Subsidiary, prepay the Term Loans as set forth below in an aggregate amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if a Responsible Officer of the Borrower shall deliver to the Administrative Agent a certificate to the effect that the Borrower or the applicable Subsidiary, as the case may be, intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 360 days after receipt of such Net Proceeds, to acquire real property, equipment or other assets (excluding inventory) to be used or useful in the business of the Borrower or the applicable Subsidiary, as the case may be, or to consummate a Permitted Acquisition, and certifying that no Default or Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided, further, that to the extent any such Net Proceeds have not been so applied by the end of such 360-day period, then a prepayment shall be required at the end of such period in an amount equal to such Net Proceeds that have not been so applied. All prepayments under this clause (ii) shall be applied to prepay the Delayed Draw Term Loans (to be applied to installments thereof pro rata). No prepayments shall be required under this clause (ii) subsequent to the termination or expiry of the Delayed Draw Term Loan Commitments and the full repayment of all outstanding Delayed Draw Term Loans.

Notwithstanding any other provisions of this Section 2.4(b)(i) to the contrary, (i) to the extent that any Net Proceeds in respect of any Prepayment Event by a Foreign Subsidiary is prohibited or delayed by Applicable Law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied to repay Delayed Draw Term Loans at the times provided above but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the Applicable Law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the Applicable Law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the Applicable Law, such repatriation will be effected and such repatriated Net Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Delayed Draw Term Loans pursuant to Section 2.4(b)(i), to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of such Net Proceeds would have a material adverse tax consequence, the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary.

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay, without premium or penalty but including any amount required to be paid pursuant to Section 4.9 hereof, Revolving Credit Loans, Delayed Draw Term Loans, and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached hereto as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. Local Time (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) at least three (3) Business Days before each LIBOR Rate Loan under the Dollar Tranche, and (iii) at least four (4) Business Days before each Loan under the Designated Currency Tranche, specifying the date and amount of prepayment and whether the prepayment is of Dollar Tranche Loans, Designated Currency Loans, LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Dollar Tranche Revolving Credit Lender, each Designated Currency Tranche Revolving Credit Lender, Delayed Draw Term Loan Lender, or Swingline Lender, as applicable. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate Dollar Amount of $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans

(other than Swingline Loans), $2,500,000 or a whole multiple of $100,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. Local Time shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any Notice of Prepayment if such prepayment would have resulted from a refinancing of a Credit Facility, which refinancing shall not be consummated or otherwise shall be delayed; provided, that the Borrower shall pay all amounts required pursuant to Section 4.9 as a result of the rescission or postponement of such notice.

(d) Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(e) Bank Product Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Borrower’s obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.

SECTION 2.5 Permanent Reduction of the Commitments.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, but including any amount required to be paid pursuant to Section 4.9 hereof, (i) the entire Revolving Credit Commitment under both Tranches (with a corresponding permanent reduction of the Swingline Commitment) or the entire Delayed Draw Term Loan Commitment, as applicable, at any time or (ii) portions of the Dollar Tranche Revolving Credit Commitment, the Designated Currency Tranche Revolving Credit Commitment or Delayed Draw Term Loan Commitment, from time to time, in each case in an aggregate principal Dollar Amount of not less than $2,500,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Dollar Tranche Revolving Credit Commitment or the Designated Currency Revolving Credit Commitment, as applicable, shall be applied to the Dollar Tranche Revolving Credit Commitment or the Designated Currency Tranche Revolving Credit Commitment of each Dollar Tranche Revolving Credit Lender or Designated Currency Tranche Revolving Credit Lender according to its Dollar Tranche Revolving Credit Commitment Percentage or Designated Currency Tranche Revolving Credit Commitment Percentage, as applicable, and any reduction of the Delayed Draw Term Loan Commitment shall be applied to the Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender according to its Delayed Draw Term Loan Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b) Corresponding Payment. Each permanent reduction permitted or required pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Delayed Draw Term Loans, Swingline Loans,

and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment or Delayed Draw Term Loan Commitment (and, if applicable, the Swingline Commitment), as so reduced, and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 11.2(b). If only one Tranche is being reduced, such cash collateral shall be applied toward the Letters of Credit issued under such Tranche. Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitments and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 11.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility (including the Swingline Facility) shall terminate on the Maturity Date. Unused Commitments under the Delayed Draw Term Loan Credit Facility shall terminate at 3:00 p.m. Local Time on September 30, 2012.

SECTION 2.7 Increase of Revolving Credit Commitment.

(a) As an alternative to, or in addition to, Section 2.8 below, subject to the conditions set forth below, at any time prior to the date that is three (3) months prior to the Maturity Date, the Borrower shall have the right upon not less than thirty (30) days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent pursuant to a Revolving Credit Increase Notification, to request an increase in the Revolving Credit Commitment in an aggregate principal amount as may be specified by the Borrower. Such Revolving Credit Increase Notification shall specify the applicable Revolving Credit Increase Effective Date and shall also specify the Tranche subject to increase; provided, that if the Borrower seeks to increase both Tranches, it shall indicate how such increase is to be allocated between the Tranches.

(b) Increases in the Revolving Credit Commitment shall be obtained from existing Revolving Credit Lenders or New Lenders that qualify as Eligible Assignees (each such New Lender, collectively with the existing Revolving Credit Lenders providing increased Revolving Credit Commitments, the “Increasing Revolving Lenders”), in each case in accordance with this Section 2.7; provided that no Revolving Credit Lender shall have any obligation to provide any portion of such increase, and a Revolving Credit Lender may agree to only increase its Commitment under a single Tranche.

(c) The following terms and conditions shall apply to each increase in the Revolving Credit Commitment:

(i) such increase in the Revolving Credit Commitment pursuant to this Section 2.7 (and any Extensions of Credit made thereunder) shall constitute Obligations of the Borrower and shall be guaranteed and, if applicable, secured with the other Extensions of Credit on a pari passu basis;

(ii) the Administrative Agent shall have received from the Borrower updated financial projections and an Officer’s Compliance Certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the Revolving Credit Increase Effective Date and after giving effect to any such increase in the Revolving Credit Commitment (and, if applicable, any simultaneous Incremental Term Loan made pursuant to Section 2.8) and any Extensions of Credit made or to be made in connection therewith, the Borrower will be in pro forma compliance with the financial covenants set forth in Section 9.1 and Section 9.2;

(iii) no Default or Event of Default shall have occurred and be continuing as of the applicable Revolving Credit Increase Effective Date and immediately after giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.7 (and, if applicable, any simultaneous Incremental Term Loan made pursuant to Section 2.8) and any Extensions of Credit made in connection therewith;

(iv) the representations and warranties made by each Credit Party in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Revolving Credit Increase Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date);

(v) in no event shall the aggregate amount of all increases in the Revolving Credit Commitment pursuant to this Section 2.7 exceed (i) $150,000,000 less (ii) the sum of (A) the aggregate principal amount of all Incremental Term Loans made pursuant to Section 2.8 and (B) the aggregate principal amount of all prior increases to the Revolving Credit Commitment made pursuant to this Section 2.7;

(vi) the amount of such increase in the Revolving Credit Commitment pursuant to this Section 2.7 shall not be less than a minimum principal amount of $10,000,000, or, if less, the remaining amount permitted pursuant to clause (v) above;

(vii) in no event shall the aggregate number of increases in the Revolving Credit Commitment pursuant to this Section 2.7 plus the number of Incremental Term Loans made pursuant to Section 2.8 exceed five (5);

(viii) unless previously provided, the Administrative Agent shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such increase in the Revolving Credit Commitment;

(ix) the Borrower and each Increasing Revolving Lender shall execute and deliver a Lender Addition and Acknowledgement Agreement to the Administrative Agent, for its acceptance and recording in the Register;

(x) the Administrative Agent shall have received any documents or information, including any joinder agreement and opinions of counsel, in connection with such increase in the Revolving Credit Commitment as it may request in its reasonable discretion; and

(xi) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of L/C Obligations under the applicable Tranche will be reallocated by the Administrative Agent on the applicable Revolving Credit Increase Effective Date among the Revolving Credit Lenders subject to such Tranche in accordance with their revised Revolving Credit Commitment Percentages in respect of such Tranche (and the Revolving Credit Lenders under such Tranche agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment).

(d) Notwithstanding the provisions of Section 13.2 to the contrary, the Administrative Agent is hereby authorized to execute and deliver amendment documentation evidencing any amendments necessary to effectuate the proposed increase in the Revolving Credit Commitment pursuant to this Section 2.7 on behalf of the Revolving Credit Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders materially adversely affected thereby in accordance with Section 13.2 hereof.

(e) Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgment Agreement, from and after the applicable Revolving Credit Increase Effective Date, (i) each Increasing Revolving Lender shall have a Revolving Credit Commitment as set forth in the Register and all the rights and obligations of a Revolving Credit Lender with a Revolving Credit Commitment hereunder and (ii) all Revolving Credit Loans made on account of the increased portion of the Revolving Credit Commitment pursuant to this Section 2.7 shall bear interest at the rate as determined and agreed to at the time of such increase by the Borrower and each Increasing Revolving Lender.

(f) The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 13.10(c).

(g) Upon the request of any Increasing Revolving Lender, the Borrower shall execute and deliver to the Administrative Agent, in exchange for any surrendered Revolving Credit Note or Revolving Credit Notes of any existing Revolving Credit Lender or with respect to any New Lender, a new Revolving Credit Note or Revolving Credit Notes to the order of the applicable Revolving Credit Lenders in amounts equal to the Revolving Credit Commitment of such Revolving Credit Lenders as set forth in the Register. Such new Revolving Credit Note or Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Revolving Credit Commitments, shall be dated as of the Revolving

Credit Increase Effective Date and shall otherwise be in substantially the form of the existing Revolving Credit Notes. Each surrendered Revolving Credit Note and/or Revolving Credit Notes shall be canceled and returned to the Borrower.

(h) The Applicable Margin and pricing grid for the additional Revolving Credit Commitments (and corresponding Loans) shall be the same as the Applicable Margin and pricing grid for the Revolving Credit Commitments (and corresponding Loans) in effect prior to the increase thereof unless the Applicable Margin and pricing grid for the Revolving Credit Commitment (and corresponding Loan) as in effect prior to the increase thereof are increased to an amount that is equal to the Applicable Margin and pricing grid for such additional Revolving Credit Commitments (and corresponding Loans), it being agreed that the consent of any Lender that is not an Increasing Revolving Lender shall not be required for any amendment required to effect the foregoing.

SECTION 2.8 Optional Incremental Term Loans.

(a) As an alternative to, or in addition to, Section 2.7 above, subject to the conditions set forth below, at any time prior to the date that is 6 months prior to the Maturity Date, the Borrower shall have the right upon not less than thirty (30) days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent pursuant to an Incremental Term Loan Notification, to request term loans in an aggregate principal amount as may be specified by the Borrower (such term loans, the “Incremental Term Loans”). Such Incremental Term Loan Notification shall specify the applicable Incremental Term Loan Effective Date, and on or prior to such date, the Borrower shall deliver a Notice of Borrowing with respect to such Incremental Term Loan.

(b) Each Incremental Term Loan shall be obtained from existing Lenders or from New Lenders that qualify as Eligible Assignees (each such New Lender, collectively with the existing Lenders providing Incremental Term Loans, the “Incremental Term Lenders”), in each case in accordance with this Section 2.8; provided that no Lender shall have any obligation to provide any portion of such Incremental Term Loans.

(c) The following terms and conditions shall apply to each Incremental Term Loan:

(i) such Incremental Term Loan made pursuant to this Section 2.8 shall constitute an Obligation of the Borrower and shall be guaranteed and, if applicable, secured with the other Extensions of Credit on a pari passu basis;

(ii) the Administrative Agent shall have received from the Borrower updated financial projections and an Officer’s Compliance Certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the Incremental Term Loan Effective Date and after giving effect to any such Incremental Term Loan (and, if applicable, any simultaneous increase in the Revolving Credit Commitment pursuant to Section 2.7), the Borrower will be in pro forma compliance with the financial covenants set forth in Section 9.1 and Section 9.2;

(iii) no Default or Event of Default shall have occurred and be continuing as of the applicable Incremental Term Loan Effective Date and immediately after giving effect to the making of any such Incremental Term Loans (and, if applicable, any simultaneous increase in the Revolving Credit Commitment pursuant to Section 2.7);

(iv) the representations and warranties made by each Credit Party in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Incremental Term Loan Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date);

(v) in no event shall the aggregate principal amount of all Incremental Term Loans made pursuant to this Section 2.8 exceed (i) $150,000,000 less (ii) the sum of (A) the aggregate principal amount of all prior or simultaneous increases in the Revolving Credit Commitment made pursuant to Section 2.7 and (B) the aggregate principal amount of all prior Incremental Term Loans made pursuant to Section 2.8;

(vi) the amount of such Incremental Term Loan obtained hereunder shall not be less than a minimum principal amount of $10,000,000, or, if less, the remaining amount permitted pursuant to clause (v) above;

(vii) in no event shall the aggregate number of Incremental Term Loans made pursuant to this Section 2.8 plus the number of increases in the Revolving Credit Commitment pursuant to Section 2.7 exceed five (5);

(viii) unless previously provided, the Administrative Agent shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such Incremental Term Loan;

(ix) each Incremental Term Loan shall be made on the applicable Incremental Term Loan Effective Date specified in the Incremental Term Loan Notification and will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Term Lenders making such Incremental Term Loan and the Borrower, but such Incremental Term Loan will not in any event have a maturity date earlier than the Maturity Date;

(x) the Borrower and each Incremental Term Lender shall execute and deliver a Lender Addition and Acknowledgment Agreement to the Administrative Agent, for its acceptance and recording in the Register; and

(xi) the Administrative Agent shall have received any documents or information, including any joinder agreements and opinions of counsel, in connection with such Incremental Term Loan as it may request in its reasonable discretion.

(d) Notwithstanding the provisions of Section 13.2 to the contrary, the Administrative Agent is hereby authorized to execute and deliver amendment documentation evidencing any amendments necessary to effectuate the Incremental Term Loan pursuant to this Section 2.8 on behalf of the Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders adversely affected thereby in accordance with Section 13.2 hereof.

(e) Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgement Agreement, from and after the applicable Incremental Term Loan Effective Date, each Incremental Term Lender shall have an Incremental Term Loan Commitment as set forth in the Register and all the rights and obligations of a Lender with such an Incremental Term Loan Commitment hereunder. The applicable Incremental Term Lenders shall make the Incremental Term Loans to the Borrower on the applicable Incremental Term Loan Effective Date in an amount equal to the Incremental Term Loan Commitment of each Incremental Term Lender with respect to such Incremental Term Loan as agreed upon pursuant to subsection (b) above.

(f) The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 13.10(c).

(g) Upon the request of any Incremental Term Lender, the Borrower shall execute and deliver to the Administrative Agent Incremental Term Loan Notes to the order of such applicable Incremental Term Lenders in amounts equal to the Incremental Term Loans of such Incremental Term Lenders as set forth in the Register. Such Incremental Term Loan Note or Incremental Term Loan Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Incremental Term Loans and shall be dated as of the Incremental Term Loan Effective Date.

(h) The Applicable Margin and pricing grid, if applicable, for the Incremental Term Loans shall be determined on the applicable Incremental Term Loan Effective Date; provided, however, that the Applicable Margin and pricing grid, if any, for any Incremental Term Loan shall not exceed the Applicable Margin and pricing grid for the Delayed Draw Term Loans and the Revolving Credit Commitment by more than 50 basis points unless the Applicable Margin and pricing grid for the Delayed Draw Term Loans and Revolving Credit Commitment are increased to an amount that is no more than 50 basis points less than the Applicable Margin and pricing grid for the applicable Incremental Term Loan.

SECTION 2.9 Additional Borrowers. The Borrower may from time to time request that a Subsidiary be added to this Agreement and the other Loan Documents as an additional Borrower with the ability to request and receive Extensions of Credit from the Lenders (each, a “Subsidiary Borrower”). No more than five (5) requests shall be delivered during the term of this Agreement. Each such request shall be delivered in writing to the Administrative Agent and the Lenders and shall specify the name of such Subsidiary, such Subsidiary’s jurisdiction of organization, the Tranche under which such Subsidiary would be able to request and receive Extensions of Credit from the Lenders, and the Business Day on which the Borrower would like such joinder to be given effect. Such request shall be delivered at least thirty (30) days prior to the date on which the Borrower wishes to join such Subsidiary Borrower hereto. The Administrative Agent and the Lenders, subsequent to their receipt of such request, may ask the Borrower for additional information related to the proposed Subsidiary Borrower in their respective reasonable discretion. Taxes resulting from payments to any Lender by any such Subsidiary Borrower shall not be treated as Indemnified Taxes to the extent that Taxes resulting from such payment would have been Excluded Taxes if such payments had been made by the Borrower. In addition, no Lender shall be required to make Extensions of Credit to such Subsidiary Borrower if such Lender shall have given notice to the Administrative Agent and the Borrower within fifteen (15) Business Days after its receipt of the request to join such Subsidiary Borrower hereto that such Lender has determined in good faith that it would be subject, in making Extensions of Credit to such Subsidiary Borrower, to (i) regulatory or legal limitations or restrictions, (ii) material internal operations burdens or (iii) material financial disadvantage arising out of or attributable to the location or jurisdiction of organization of such Subsidiary Borrower or the nature of its activities. If all of the Lenders under the applicable Tranche inform the Administrative Agent and the Borrower that they are subject to such regulatory, legal or other burdens or limitations and restrictions or are otherwise disadvantaged as described above, then such Subsidiary Borrower shall not be joined hereto. If only a subset of the Lenders are unable to make Extensions of Credit to such Subsidiary Borrower as a result of the foregoing, then the Administrative Agent shall have the right to adjust (including, without limitation, further tranching hereof) the provisions of Article II and the other terms and conditions of this Agreement as it may reasonably determine to enable the Lenders that are able to make Extensions of Credit to such Subsidiary Borrower without becoming subject to any such regulatory or any legal restriction or limitation or such burden or financial disadvantage, and without causing the Borrower or any Subsidiary Borrower to incur any such disadvantages of its own (including any such disadvantage in the form of being required to indemnify Lenders for withholding payments including Taxes), to make Extensions of Credit available to such Subsidiary Borrower on a non-pro rata basis with Lenders that are not so able, with such adjustments to be made in a manner that, to the extent practicable, are reasonably equitable to all the Lenders. In order to join a Subsidiary Borrower hereto, the Borrower shall cause the delivery of the following to the Administrative Agent and the Lenders at least ten (10) Business Days prior to the date on which the Borrower has requested that such joinder be given effect: (i) a joinder agreement executed by the Borrower, the applicable Subsidiary Borrower and the Administrative Agent, in form and substance reasonably acceptable to each of them, pursuant to which such Subsidiary Borrower shall agree to be bound by the terms and conditions hereof and shall be entitled to request and receive Extensions of Credit hereunder; (ii) appropriate Notes made by such Subsidiary Borrower in favor of the applicable Lenders; (iii) organizational documents, resolutions, incumbency certificates and other similar corporate documents in respect of such Subsidiary Borrower, each in form and substance reasonably acceptable to the Administrative Agent, (iv) opinions of counsel for the Subsidiary Borrower in form and substance reasonably acceptable to the Administrative Agent; (v) documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; (vi) no-default certificates, borrowing requests and other similar deliverables as required for the Borrower under Sections 5.1 and 5.2; and (vii) such other agreements, documents and instruments reasonably requested by the Administrative Agent. Upon satisfaction of the requirements set forth in this Section 2.9, the applicable Subsidiary Borrower shall for all purposes of this Agreement be a party to this Agreement. The Borrower and the Administrative Agent may enter into an amendment hereto, in form and substance reasonably acceptable to each of them, to give further effect to the addition of such Subsidiary Borrower hereto, and the Lenders authorize the Administrative Agent to enter into such an amendment; provided, however, that such amendment shall be technical and ministerial in nature and shall be focused solely on appropriately inserting the Subsidiary Borrower into this Agreement and the other Loan Documents. The Borrower shall guarantee the Obligations of each Subsidiary Borrower on terms and conditions reasonably acceptable to the Administrative Agent. Each Subsidiary that is or becomes a Subsidiary Borrower pursuant hereto hereby irrevocably appoints the Borrower as its agent for all purposes relevant to this Agreement and each related document, including service of process. For the avoidance of doubt, no Lender shall be required to make any Extensions of Credit to any Subsidiary Borrower if in contravention of Applicable Laws.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof (including Section 2.4 hereof), each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders under its Tranche set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations under its Tranche would exceed the L/C Commitment for its Tranche, (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans plus the aggregate amount of L/C Obligations would exceed the Revolving Credit Commitment, (c) if issued under the Dollar Tranche, the aggregate principal amount of outstanding Dollar Tranche Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans plus the aggregate amount of Dollar Tranche L/C Obligations would exceed the Dollar Tranche Revolving Credit Commitment, and (d) if issued under the Designated Currency Tranche, the aggregate principal amount of outstanding Designated Currency Tranche Revolving Credit Loans, plus the aggregate amount of Designated Currency Tranche L/C Obligations would exceed the Designated Currency Tranche Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars if issued under the Dollar Tranche, or Dollars or any other Agreed Currency acceptable to the applicable Issuing Lender if issued under the Designated Currency Tranche, (ii) be issued in a minimum amount of $100,000 or such other amount agreed to by the Borrower and the applicable Issuing Lender, (iii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iv) expire no later than the earlier of: (A) one (1) year after its date of issuance or (B) the fifth (5th) Business Day prior to the Maturity Date and (v) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, an Issuing Lender or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the applicable Issuing Lender or the relevant Lender or (y) reimburse each amount under or in connection with the applicable Letter of Credit in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable exchange rates, on the date such amount arises.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Section 5.2, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Revolving Credit Lender under the applicable Tranche of the issuance and upon request by any Revolving Credit Lender under such Tranche, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lenders and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the undrawn face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lenders and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages under their respective Tranches.

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in an amount equal to the face amount of such Letter of Credit multiplied by one-eighth of one percent (0.125%) per annum. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the Administrative Agent.

(c) Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant under its Tranche, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant under such Tranche irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage under its Tranche in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender under its applicable Tranche and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender under its Tranche that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan under the applicable Tranche or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage under such Tranche of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit issued by it, such Issuing Lender shall notify each L/C Participant under the applicable Tranche of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate if under the Dollar Tranche, and the Overnight Foreign Currency Rate if under the Designated Currency Tranche, in either case as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the applicable Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the applicable Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants under the applicable Tranche receive notice that any such payment is due (A) prior to 1:00 p.m. Local Time on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. Local Time on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant under the applicable Tranche its

Revolving Credit Commitment Percentage under such Tranche of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant under such Tranche its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section if such reimbursement arises in respect of a Dollar Tranche Letter of Credit or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of the sum of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall promptly, and in any event within one (1) Business Day, notify the applicable Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that, if such Letter of Credit was issued under the Dollar Tranche, the Dollar Tranche Revolving Credit Lenders make a Dollar Tranche Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of the sum of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Dollar Tranche Revolving Credit Lenders shall make a Dollar Tranche Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Notwithstanding the foregoing or anything to the contrary set forth herein, no such automatic draw shall be available under the Designated Currency Tranche in respect of Letters of Credit issued under such Tranche. Each Dollar Tranche Revolving Credit Lender acknowledges and agrees that its obligation to fund a Dollar Tranche Revolving Credit Loan in accordance with this Section to reimburse the applicable Issuing Lender for any draft paid under a Letter of Credit under the Dollar Tranche Revolving Credit Facility is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Section 5.2. If the Borrower has elected to pay the amount of such drawing with funds from other sources (including, without limitation, all reimbursements for amounts under Designated Currency Tranche Letters of Credit), and shall fail to reimburse the applicable Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lenders and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lenders under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of any Issuing Lender or any L/C Participant to the Borrower. The responsibility of an Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8 Cash Collateral. At any point in time in which there is a Defaulting Lender under a Tranche, any Issuing Lender may require the Borrower to Cash Collateralize the L/C Obligations under such Tranche pursuant to Section 4.13. Cash Collateral in respect of L/C Obligations denominated in Foreign Currencies shall be deposited in such Foreign Currencies.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans under the Dollar Tranche, Delayed Draw Term Loans and Incremental Term Loans, if any, shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin; (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin or such other rate agreed to between the Swingline Lender and the Borrower; and (iii) any Revolving Credit Loans under the Designated Currency Tranche shall bear interest at the LIBOR Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Revolving Credit Loan, Delayed Draw Term Loan, or Incremental Term Loan, as applicable, at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Revolving Credit Loan, Delayed Draw Term Loan, Incremental

Term Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan; provided, that the Base Rate shall not be available for any Revolving Credit Loans under the Designated Currency Tranche.

(b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months (or, if agreed to by all applicable Lenders, nine (9) or twelve (12) months); provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Maturity Date; and

(v) there shall be no more than fifteen (15) Interest Periods in effect at any time.

(c) Default Rate. Subject to Section 11.3, upon the occurrence and during the continuance of a Payment Event of Default or a Bankruptcy Event of Default or, at the discretion of the Administrative Agent or as directed by the Required Lenders, upon the occurrence and during the continuance of an Event of Default other than a Payment Event of Default or Bankruptcy Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans and other Obligations (other than Bank Product Debt) arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations (other than Bank Product Debt) arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations (other than Bank Product Debt) after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2012; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for (x) Base Rate Loans when the Base Rate is determined by the prime rate and (y) Loans denominated in Pounds Sterling shall be made on the basis of a 365-day year and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed.

(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to, (a) convert at any time (subject to all notice requirements set forth herein), all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,500,000 or any whole multiple of $100,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans; provided, that all Revolving Credit Loans under the Designated Currency Tranche must continue to accrue interest at the LIBOR Rate. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. Local Time three (3) Business Days (or four (4) Business Days if under the Designated Currency Tranche) before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation. If on any day a Loan is outstanding with respect to which a Notice of Conversion/Continuation has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then upon the expiration of the Interest Period applicable to such Loan, such Loan shall be a Base Rate Loan (or solely in the case of a Revolving Credit Loan under the Designated Currency Tranche, a LIBOR Rate Loan with an Interest Period of one month).

SECTION 4.3 Fees.

(a) Commitment Fee (Revolving Credit Facility). Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders (other than any Defaulting Lenders), a non-refundable commitment fee at a rate per annum equal to the Applicable Margin times (i) for Lenders under the Dollar Tranche, the average daily unused portion of the Revolving Credit Commitment for such Tranche (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment under such Tranche for the purpose of calculating such commitment fee; and (ii) for Lenders under the Designated Currency Tranche, the average daily unused portion of the Revolving Credit Commitment for such Tranche (other than the Defaulting Lenders, if any). The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2012, and on the Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) under a Tranche pro rata in accordance with the Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages under such Tranche.

(b) Delayed Draw Term Loan Fee. For the period beginning on the later of (a) March 15, 2012 and (b) the 45th day to occur after the Closing Date and ending on (but excluding) the earlier of (x) the date on which all of the Delayed Draw Term Loan Commitment has been fully drawn and (y) the date on which the Delayed Draw Term Loan Commitment has terminated or expired in its entirety (which in no event shall be later than September 30, 2012), (such date, the “Delayed Draw Term Loan Fee End Date”), a fee (the “Delayed Draw Term Loan Fee”) shall accrue for the benefit of the Delayed Draw Term Loan Lenders (other than any Defaulting Lender) equal to 0.35% on the average daily unused portion of the Delayed Draw Term Loan Commitment (other than any of a Defaulting Lender, if any) during such period multiplied by a fraction, the numerator of which is the number of days elapsed during the foregoing period and the denominator of which is 360. Such fee shall be paid by the Borrower to the Administrative Agent for the benefit of the Delayed Draw Term Loan Lenders (other than any Defaulting Lenders) on the Delayed Draw Term Loan Fee End Date, and such fee shall be shared pro rata among the Delayed Draw Term Loan Lenders (other than any Defaulting Lenders) based on their respective Delayed Draw Term Loan Commitment Percentages.

(c) Administrative Agent’s Fees. In order to compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrower agrees to pay to the Administrative Agent and its Affiliates, for their own account, the fees set forth in the Fee Letter.

(d) Other Fees. In order to compensate the Lenders for entering into this Agreement and making the Extensions of Credit hereunder, the Borrower agrees to pay to the Administrative Agent and its Affiliates, for the account of the Lenders, the fees set forth in the Fee Letter.

SECTION 4.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. Local Time on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office (or, with respect to the Designated Currency Tranche, in the city of the Designated Currency Payment Office) for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages of their respective Credit Facilities (except as specified below), in Dollars or, if applicable under the Designated Currency Tranche, the Agreed Currency therefor, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. Local Time on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. Local Time shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of an Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 13.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing provisions of this Section, if, after the making of any Loan in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which such Loan was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.

SECTION 4.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records (including the Register maintained pursuant to Section 13.11(c)) maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records (including the Register maintained pursuant to Section 13.11(c)) maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (including the Register maintained pursuant to Section 13.11(c)) shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Delayed Draw Term Loan Note, Swingline Note, and/or Incremental Term Loan Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Delayed Draw Term Loans, Swingline Loans and/or Incremental Term Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records (including the Participant Register maintained pursuant to Section 13.11(d)) evidencing the purchases and sales by such Revolving Credit Lender of participations in L/C Obligations and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent (including the Participant Register maintained pursuant to Section 13.11(d)) shall control in the absence of manifest error.

SECTION 4.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) any amounts received by an Issuing Lender and/or Swingline Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 4.7 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Effective Rate (or the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Commitment Percentage of any Loan shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

SECTION 4.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in an Agreed Currency (other than, in respect of Loans under the Dollar Tranche, Dollars accruing interest under clauses (a) or (b) of the definition of “Base Rate”), in the applicable amounts are not being quoted via the applicable Reuters Screen Page or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or, with respect to a Loan by the Revolving Credit Lenders made in Dollars, convert the then outstanding principal amount of such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period or, with respect to Loans under the Designated Currency Tranche, convert the then outstanding principal amount of such Loan to a Loan in a different Foreign Currency (assuming such different Foreign Currency is not subject to the same type of issue as the original Foreign Currency).

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder under the Dollar Tranche (and with no availability under the Designated Currency Tranche), and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period, and the applicable Loan under the Designated Currency Tranche shall either be repaid or converted to a Loan in a different Foreign Currency (assuming such different Foreign Currency is not subject to the same type of issue as the original Foreign Currency).

SECTION 4.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining,

liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market (or other applicable market for Foreign Currencies) and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations with respect to this Agreement, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market (or other applicable market for Foreign Currencies) any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) (including, in all cases, the Lenders under the Designated Currency Tranche being required to convert a Loan from one Agreed Currency to another Agreed Currency), then, upon request of such Lender, such Issuing Lender or other Recipient, the Borrower will pay to such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon the written request of such Lender, the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11 Taxes.

(a) Issuing Lender. For purposes of this Section 4.11, the term “Lender” includes each Issuing Lender.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Credit Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the amount payable by the Borrower (or any other Credit Party) shall be increased as necessary so that after making such deductions (including such deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient and any reasonable expenses (other than those incurred as a result of the gross negligence or willful misconduct of such Recipient, as determined by a court of competent jurisdiction by a final and nonappealable judgment) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.11(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.11, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is neither a “bank” within the meaning of

Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, nor a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by an IRS Form W-8ECI, IRS Form W-8BEN, U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, however, that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal (or any U.S. state or local) withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Recipient be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.11), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 13.11,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter,

(iv) such assignment does not conflict with Applicable Law, and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 4.13 Cash Collateral.

(a) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent), the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize all Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender (determined after giving effect to Section 4.14(b) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligations to which such Cash Collateral may be applied pursuant to clause (c) below. If at any time the Administrative Agent, an Issuing Lender, or Swingline Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, any Issuing Lender, or Swingline Lender pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 4.14 in respect of Letters of Credit, or Swingline Loans, shall be held and applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 4.13 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, each Issuing Lender, and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 4.14, the Person providing Cash Collateral and each applicable Issuing Lender, and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 4.14 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.2.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender, or the Swingline Lender hereunder; third, to Cash Collateralize each Issuing Lender’s, or Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.13; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Lender’s, and the Swingline Lender’s future Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.13; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders, or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders, the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations, and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facility and applicable Tranche without giving effect to Section 4.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Commitment Fees. No Defaulting Lender shall be entitled to receive any commitment fee or Delayed Draw Term Loan Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage under the applicable Tranche of the stated amount of Letters of Credit under the applicable Tranche for which it has provided Cash Collateral pursuant to Section 4.13.

(C) Reallocation of Fees. With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations, or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender, and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s, or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages under the applicable Tranche (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment in respect of such Tranche) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Committed Funded Exposure of any Non-Defaulting Lender under the applicable Tranche to exceed such Non-Defaulting Lender’s Revolving Credit Commitment in respect of such Tranche. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral and Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, ratably prepay Swingline Loans in an amount equal to the Swingline Lender’s respective Fronting Exposure and (y) second, Cash Collateralize each Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 4.13.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender, and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages in respect of the applicable Tranche (without giving effect to Section 4.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Delayed Draw Term Loan Note in favor of each Delayed Draw Term Loan Lender requesting a Delayed Draw Term Loan Note, Swingline Note in favor of the Swingline Lender (if requested thereby), the applicable Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate of the Borrower. A certificate from a Responsible Officer of the Borrower to the effect that all representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the Borrower and its Subsidiaries, as applicable, has satisfied each of the conditions set forth in Section 5.1 and Section 5.2(a).

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental

Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, (i) each other jurisdiction where such Credit Party is qualified to do business and (ii) to the extent available and requested by the Administrative Agent, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.

(iv) Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request, each in form and substance reasonably satisfactory to the Administrative Agent.

(v) Tax Forms. Copies of the United States Internal Revenue Service forms required by Section 4.11(g).

(c) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which would result in a Material Adverse Effect.

(d) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received the most recent audited Consolidated financial statements of the Borrower and its Subsidiaries, all in form and substance reasonably satisfactory to the Administrative Agent and prepared in accordance with GAAP.

(ii) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of the Borrower, that (A) after giving effect to the transactions contemplated hereby on the Closing Date, the Borrower and each of its Subsidiaries, taken as a whole are Solvent, (B) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Section 9.1 and Section 9.2 hereof, provided, that if the acquisition of Convio pursuant to the Approved Convio Purchase Agreement is consummated on the Closing Date, the Leverage Ratio shall be calculated using the Net Leverage Ratio), (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries, taken as a whole, in all material respects, and (D) attached thereto is a fully executed and complete copy (including all schedules and exhibits thereto) of the Convio Purchase Agreement, together with all amendments and modifications thereto or waivers of provisions thereof as of the Closing Date, and certifying that the attached Convio Purchase Agreement (including all schedules, exhibits, amendments and modifications thereto or waivers of provisions thereof) is in full force and effect on the Closing Date.

(iii) Payment at Closing; Fee Letters. The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 to the extent payable on the Closing Date and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, reasonable and documented out-of-pocket legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents, in each case to the extent invoiced at least one day prior to the Closing Date. Each Departing Lender shall have received payment in full of all of the “Obligations” owing to it under the Existing Credit Agreement (other than obligations to pay fees and expenses owing to it under the Existing Credit Agreement with respect to which the Borrower has not received an invoice, “Bank Product Obligations” as defined in the Existing Credit Agreement, and contingent indemnity obligations and other contingent obligations owing to it under the “Loan Documents” as defined in the Existing Credit Agreement).

(e) Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the Lenders, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon; provided, however, that no pledge documentation governed by the local laws of a Foreign Subsidiary’s jurisdiction of organization shall be required as of the Closing Date;

(ii) Pledged Collateral. To the extent applicable, the Administrative Agent shall have received original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.

(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against the Credit

Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in substantially all of the assets of such Credit Party, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.

(f) Miscellaneous.

(i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a) (if a Loan is to be made or a Letter of Credit issued) and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii) Patriot Act Information. The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(iii) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 12.3, for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date.

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) and Section 4.2.

(d) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, (i) all conditions set forth in Section 3.2 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless each Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate such Issuing Lender’s risk with respect to such Defaulting Lender’s L/C Obligations.

(e) Additional Conditions to Swingline Loans. If a Swingline Loan is requested, (i) all conditions set forth in Section 2.3 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender’s in respect of its Swingline Commitment.

SECTION 5.3 Conditions to Extensions of Credit under the Delayed Draw Term Loan Facility and under the Revolving Credit Facility if used to fund the Tender Offer. The obligations of the Delayed Draw Term Loan Lenders to extend Delayed Draw Term Loans on any date and the obligations of Revolving Credit Lenders to extend Revolving Credit Loans on any date where the proceeds thereof are to be used to fund purchases of Capital Stock under the Tender Offer and Approved Convio Purchase Agreement are subject to the following conditions precedent:

(a) the conditions precedent set forth in Sections 5.1 and 5.2 shall have been satisfied;

(b) the Administrative Agent shall have received a fully executed and complete copy (including all schedules and exhibits thereto) of the Approved Convio Purchase Agreement, and the Approved Convio Purchase Agreement shall be in full force and effect;

(c) there shall not have been a breach of any representation, warranty or covenant in the Convio Purchase Agreement which is material and adverse to the interests of the Administrative Agent and the Lenders, and which breach gives the Borrower or any Affiliate thereof the right to terminate its obligations under the Convio Purchase Agreement (determined without regard to any notice that may be required or whether the Borrower or any Affiliate thereof exercises such right);

(d) the “Minimum Condition” (as defined in the Approved Convio Purchase Agreement) has been or concurrently with the applicable Extension of Credit shall be satisfied (irrespective of whether Borrower or any of its Subsidiaries has the right to assert such condition);

(e) the Borrower shall have demonstrated to the Administrative Agent’s reasonable satisfaction that all material Governmental Approvals and material third party approvals (including all regulatory approvals) necessary to consummate the transactions contemplated by the Approved Convio Purchase Agreement shall have been received and remain in full force and effect;

(f) since September 30, 2011, a Convio MAE shall not have occurred;

(g) with respect to any Delayed Draw Term Loan or Revolving Credit Loan used to purchase Capital Stock subject to the Tender Offer, such Loan is extended on or prior to September 30, 2012; and

(h) with respect to the Delayed Draw Term Loan Credit Facility, no more than three Extensions of Credit in respect of Delayed Draw Term Loans shall have been made.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 6.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower, subject to Section 1.9, hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and (iii) is authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a).

(b) Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 6.1(b). As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares or other ownership interests, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b). All outstanding shares or other ownership interests have been duly authorized and validly issued and are fully paid and nonassessable (to the extent such concept is applicable), with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. The shareholders (or members, partners or other owners, as applicable) of the Subsidiaries of the Borrower and the number of shares or other ownership interests owned by each as of the Closing Date are described on Schedule 6.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Borrower or its Subsidiaries, except as described on Schedule 6.1(b).

(c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents has been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower and each Credit Party party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any material Governmental Approval or violate any material Applicable Law, in each case relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument in an aggregate principal amount of at least $20,000,000 or under which amounts payable or receivable are at least $20,000,000 to which the Borrower or any of its Subsidiaries is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, other than (A) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (B) consents or filings, if any, under the UCC and (C) filings with the United States Copyright Office and/or the United States Patent and Trademark Office.

(e) Compliance with Law; Governmental Approvals. Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the knowledge of the Borrower, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law.

(f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state and material local income and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state and material local income and other material Taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable except any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries in each case, except as would not reasonably be expected to have a Material Adverse Effect. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved other than (i) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person or (ii) Permitted Liens.

(g) Intellectual Property Matters. Each of the Borrower and its Subsidiaries owns or possesses rights to use all material and franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. To the Borrower’s knowledge, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and to the Borrower’s knowledge, neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except as would not reasonably be expected to have a Material Adverse Effect.

(h) Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(i) the properties owned, leased or operated by the Borrower and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

(ii) the Borrower, each Subsidiary and properties owned, leased or operated by the Borrower and its Subsidiaries and all operations conducted by the Borrower or its Subsidiaries in connection therewith are in compliance, and have been for the past five years in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(iii) neither the Borrower nor any Subsidiary thereof has received any unresolved notice of violation, alleged violation, non-compliance, liability or potential liability regarding Environmental Claims, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge that any such notice will be received or is being threatened;

(iv) neither the Borrower nor any Subsidiary thereof has received notice that any Hazardous Materials have been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which would reasonably be expected to give rise to a liability under, Environmental Laws;

(v) no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries under any Environmental Law with respect to such properties or operations conducted in connection therewith, nor are there any administrative or judicial consent decrees, other decrees, consent orders or other orders outstanding under any Environmental Law with respect to Borrower, any Subsidiary or such properties or such operations; and

(vi) there has been no release, or to the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or, to the Borrower’s knowledge, in the past, in violation of or in amounts or in a manner that would reasonably be expected to give rise to a material liability under Environmental Laws.

(i) ERISA.

(i) [Intentionally omitted];

(ii) The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans and the terms therefor except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code either has obtained a favorable determination letter as to its qualified status under the Code or is in a prototype or volume submitter plan document that has been pre-approved by the IRS as is evidenced by a letter from the IRS. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that would not reasonably be expected to have a Material Adverse Effect;

(iii) As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan failed to satisfy the minimum funding standard within the meaning of such sections of the Code or ERISA, and no Pension Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302, 303 or 304 of ERISA, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan or Multiemployer Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iv) Except where the failure of any of the following representations to be correct in all material respects would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(v) No Termination Event has occurred or is reasonably expected to occur; and

(vi) Except where the failure of any of the following representations to be correct in all material respects would not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of the Borrower, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(j) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock in contravention of Regulation T, U or X of such Board of Governors, or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k) Government Regulation. Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended).

(l) Subsidiaries. On the Closing Date, no Subsidiary of the Borrower is a Material Domestic Subsidiary.

(m) Employee Relations. Neither the Borrower nor any Subsidiary thereof is, as of the Closing Date, party to any collective bargaining agreement or has any labor union been recognized as the representative of the employees of the Borrower or any Subsidiary thereof except as set forth on Schedule 6.1(m). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

(n) [Intentionally Omitted].

(o) Financial Statements. The (i) audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2010 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (ii) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2011 and related unaudited interim statements of income and retained earnings, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (but, in the case of any such financial statements, schedules and notes which are unaudited, only to the extent GAAP is applicable to interim unaudited reports).

(p) No Material Adverse Change. Since December 31, 2010, no event has occurred or condition arisen that has had or would reasonably be expected to have a Material Adverse Effect.

(q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries, taken as a whole, will be Solvent.

(r) Titles to Properties. Each of the Borrower and its Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(o), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

(s) Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens. Neither the Borrower nor any Subsidiary thereof has signed or authorized the filing of any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect Permitted Liens.

(t) [Intentionally Omitted].

(u) Litigation. Except for matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened in writing against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.

(v) Absence of Defaults. No event has occurred or is continuing (i) which constitutes a Default or an Event of Default, or (ii) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound in each case, that would reasonably be expected to have a Material Adverse Effect.

(w) Senior Indebtedness Status. The Obligations of the Borrower and each other Credit Party under this Agreement and each of the other Loan Documents rank and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” or otherwise treated as senior debt under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness of such Person.

(x) OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Guarantor: (i) is a Sanctioned Person, (ii) has more than an aggregate amount of ten percent (10%) of its assets in Sanctioned Entities or Sanctioned Countries, or (iii) derives more than an aggregate amount of ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons, Sanctioned Entities or Sanctioned Countries. None of the proceeds of any Loan will be used, and no proceeds of any Loan have been used, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person, a Sanctioned Entity or a Sanctioned Country.

(y) [Intentionally Omitted].

(z) Disclosure. No financial statement, material report, material certificate or other material information furnished in writing (taken as a whole) by or on behalf of any of the Credit Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(aa) Security Documents. The Security Documents create valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (i) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party in favor of the Administrative Agent, on behalf of the Lenders, and (ii) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens in favor of the Administrative Agent, for the benefit of the Lenders, prior to all other Liens other than Permitted Liens.

(bb) Foreign Corrupt Practices Act. Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

SECTION 6.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), and solely with respect to the Convio Entities, at the end of the Convio Acquisition Completion Period (except those that are expressly made as of a specific date other than the Closing Date) shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or the Administrative Agent or any Extension of Credit hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

Until all of the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) have been paid in full (or, in the case of Letters of Credit, cash collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 13.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

SECTION 7.1 Financial Statements and Projections.

(a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP (to the extent GAAP is applicable to interim unaudited reports) and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a Responsible Officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(a).

(b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of national standing or otherwise acceptable to the Administrative Agent (it being agreed that PRICEWATERHOUSECOOPERS LLP is acceptable), and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s annual report to the SEC on Form 10-K with respect to any Fiscal Year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(b).

(c) Annual Budget. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year commencing with Fiscal Year 2013, an annual operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, in a form and with calculations to be made in a manner reasonably satisfactory to the Administrative Agent.

SECTION 7.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1(a) or (b), an Officer’s Compliance Certificate.

SECTION 7.3 [Intentionally Omitted].

SECTION 7.4 Other Reports.

(a) Promptly upon receipt thereof, copies of material reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with the condition of the Borrower’s financial controls, including, without limitation, any management report and any management responses thereto; and

(b) such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

SECTION 7.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after a Senior Officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

(a) the commencement of all material proceedings and investigations by or before any Governmental Authority and all material actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses;

(b) any notice of any material violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of material violation of Environmental Laws;

(c) any attachment, judgment, lien, levy or order exceeding $10,000,000 that may be assessed against or threatened against the Borrower or any Subsidiary thereof; and

(d) any Default or Event of Default.

SECTION 7.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement or any of the Loan Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Sections 6.1(z).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) have been paid in full (or, in the case of Letters of Credit, cash collateralized) and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.2, the Borrower, subject to Section 1.9, will, and will cause each of its Subsidiaries to:

SECTION 8.1 Preservation of Existence and Related Matters. Except as permitted by Section 10.4, (a) preserve and maintain its separate corporate, limited liability company, partnership or other entity existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and (b) except where the failure to qualify or remain qualified as a foreign corporation would not reasonably be expected to have a Material Adverse Effect, qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law.

SECTION 8.2 Maintenance of Property. Protect and preserve all material properties necessary to its business; maintain in good working order and condition, ordinary wear and tear excepted, all material properties (real and personal) necessary to its business; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such material property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law.

SECTION 8.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 8.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all material Taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other material obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 8.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, except, in the case of clauses (a) and (b) below, as would not reasonably be expected to have a Material Adverse Effect, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party seeking indemnification therefor.

SECTION 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) comply with all material applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans and all Multiemployer Plans, (b) not take any action or fail to take action the result of which could be a liability to the IRS or to the PBGC or to a Multiemployer Plan, (c) not participate in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could result in any penalty or Tax under ERISA or the Code and (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code.

SECTION 8.9 [Intentionally Omitted].

SECTION 8.10 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time (no more frequently than once for the Administrative Agent and the Lenders during any calendar year unless an Event of Default shall have occurred and be continuing), upon reasonable notice and during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

SECTION 8.11 Additional Subsidiaries.

(a) Additional Domestic Subsidiaries. Subject to Section 1.9 and Section 8.11(d), notify the Administrative Agent of the creation or acquisition of any Material Domestic Subsidiary or the designation of any Subsidiary as a Material Domestic Subsidiary and promptly thereafter (and in any event within thirty (30) days or such later date as may be approved by the Administrative Agent in its sole discretion), cause such Person to (i) become a Guarantor by delivering to the Administrative Agent, if such Person is the initial Material Domestic Subsidiary, a duly executed Guaranty Agreement and thereafter, for any other Material Domestic Subsidiary, a supplement to such Guaranty Agreement, (ii) pledge a security interest in all Collateral owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (iii) deliver to the Administrative Agent such documents and certificates referred to in Sections 5.1 (a), (b), (e), and (f)(ii) as may be reasonably requested by the Administrative Agent (including, without limitation, charter documents and opinions of counsel), (iv) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a first tier Material Foreign Subsidiary of the Borrower or any Material Domestic Subsidiary, and, promptly thereafter (and in any event within forty-five (45) days after such request (or such later date as may be approved by the Administrative Agent in its sole discretion)), cause (i) the Borrower or the applicable Material Domestic Subsidiary to deliver to the Administrative Agent Security Documents governed by the local laws of the jurisdiction of organization of such Material Foreign Subsidiary pledging sixty-five percent (65%) of the total outstanding voting Capital Stock, and 100% of the total outstanding non-voting Capital Stock, of such Material Foreign Subsidiary and a consent thereto executed by such new Material Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such Material Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents and certificates referred to in Sections 5.1 (a), (b), (e), and (f)(ii) as may be reasonably requested by the Administrative Agent (including, without limitation, charter documents and opinions of counsel with respect to local laws, each in form and substance acceptable to the Administrative Agent), (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Pledged Stock. Cause each Credit Party to cause (i) 100% of the Capital Stock in each of its Domestic Subsidiaries and (ii) 100% of the total outstanding non-voting Capital Stock and 65% of the total outstanding voting Capital Stock of each of its first tier Foreign Subsidiaries (without regard to whether such Foreign Subsidiary is a Material Foreign Subsidiary), to the extent owned by such Credit Party, to be subject at all times to a first priority and perfected Lien in favor of the Administrative Agent pursuant to the terms of the Pledge Agreement (other than Permitted Liens arising by operation of law).

(d) Convio Entities. Notwithstanding the foregoing or anything to the contrary set forth herein, neither the Borrower nor any Subsidiary thereof shall be required to cause Convio or any Subsidiary thereof to become a Guarantor, cause its Capital Stock to become Collateral or otherwise satisfy the requirements of Sections 8.11(a), (b) and (c) until such date as is required under Section 1.9 (or such later date as may be approved by the Required Lenders).

(e) Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition (for the avoidance of doubt, including Caribou Acquisition Company), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 8.11(a),(b) or (c), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.11(a), (b) or (c), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition).

SECTION 8.12 Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (a) to finance the purchase of Capital Stock under the Tender Offer and pursuant to the Approved Convio Purchase Agreement, (b) to finance the acquisition of Capital Assets, (c) to finance Permitted Acquisitions, (d) to pay Transaction Costs, (e) to refinance existing Indebtedness of the Borrower and its Subsidiaries, and (e) for working capital and general corporate uses of the Borrower and its Subsidiaries, including the payment of certain fees, commissions and expenses incurred in connection with the transactions contemplated hereby (to the extent not otherwise paid in cash by the Borrower).

SECTION 8.13 Further Assurances.

(a) Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent, the Issuing Lenders or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent, the Issuing Lenders and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.

(b) Deliver to the Administrative Agent within 10 days after the date hereof (as such deadline may be extended by the Administrative Agent in its sole discretion) (i) all certificated Capital Stock subject to the Security Documents and required to be delivered pursuant to the terms thereof and (ii) executed acknowledgments to the Pledge Agreement by each Subsidiary of the Borrower whose Capital Stock is subject to the Pledge Agreement, each in form and substance acceptable to the Administrative Agent.

SECTION 8.14 Tender Offer and Approved Convio Purchase Agreement. The Borrower shall use its reasonable efforts to consummate and to cause Convio to consummate the transactions contemplated by the Approved Convio Purchase Agreement and the Tender Offer in accordance and pursuant to the terms thereof (including, without limitation, the consummation of the Convio Merger). The Borrower shall use its reasonable efforts to cause all of the foregoing to be completed by the end of the Convio Acquisition Completion Period.

ARTICLE IX

FINANCIAL COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due) have been paid in full (or, in the case of Letters of Credit, cash collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower and its Subsidiaries on a Consolidated basis (subject to Section 1.9) will not:

SECTION 9.1 Leverage Ratio: As of any fiscal quarter end, permit the ratio (the “Leverage Ratio”) of (a) Total Indebtedness on such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be greater than: (i) 3.25 to 1.00 for the fiscal quarters ending March 31, 2012, June 30, 2012 and September 30, 2012; (ii) 3.00 to 1.00 for the fiscal quarters ending December 31, 2012, March 31, 2013 and June 30, 2013; and (iii) for each fiscal quarter thereafter, 2.75 to 1.00; provided, however, that the Leverage Ratio for any fiscal quarter may be increased by the Borrower by .25 (for example, from 3.25 to 3.50 for the fiscal quarter ending June 30, 2012) if such increase satisfies the Leverage Ratio Increase Requirements. No increase shall be given effect unless all of the Leverage Ratio Increase Requirements are satisfied.

Notwithstanding anything to the contrary set forth herein, if the acquisition of Convio pursuant to the Approved Convio Purchase Agreement is consummated (i) after March 15, 2012 and on or before March 31, 2012, the Leverage Ratio for the fiscal quarter ending March 31, 2012 shall be calculated using the Net Leverage Ratio, (ii) after June 15, 2012 and on or before June 30, 2012, the Leverage Ratio for the fiscal quarter ending June 30, 2012 shall be calculated using the Net Leverage Ratio and (iii) after September 15, 2012 and on or before September 30, 2012, the Leverage Ratio for the fiscal quarter ending September 30, 2012 shall be calculated using the Net Leverage Ratio.

SECTION 9.2 Interest Coverage Ratio: As of any fiscal quarter end, permit the ratio of (a) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than 3.50 to 1.0.

SECTION 9.3 Maximum Capital Expenditures: Permit Capital Expenditures made during any Fiscal Year to exceed the sum of (a) (i) for the fiscal year ending December 31, 2012, $40,000,000 and (ii) for each Fiscal Year thereafter, the greater of (A) $40,000,000 and (B) 10% of the Consolidated revenue of the Borrower and its Subsidiaries for such Fiscal Year plus (b) in the case of clause (a)(ii) above, the unused amount available for Capital Expenditures under this Section 9.3 for the immediately preceding Fiscal Year (excluding any carry forward available from any prior Fiscal Year); provided, that with respect to any Fiscal Year, Capital Expenditures made during such Fiscal Year shall be deemed to be made first with respect to the applicable limitation for such Fiscal Year and then with respect to any carry forward amount to the extent applicable. For purposes hereof, Consolidated revenue of the Borrower and its Subsidiaries shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any Permitted Acquisitions closed during such period.

ARTICLE X

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) have been paid in full (or, in the case of Letters of Credit, cash collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower has not, will not and will not permit any of its Subsidiaries (subject to Section 1.9) to:

SECTION 10.1 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) the Obligations (excluding Bank Product Debt permitted pursuant to Section 10.1(b));

(b) Indebtedness incurred in connection with (i) Bank Products and (ii) other Hedging Agreements with a counterparty (other than a Lender or an Affiliate of a Lender) and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent;

(c) Indebtedness of the Borrower and its Subsidiaries incurred in connection with Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed $25,000,000 on any date of determination;

(d) Guaranty Obligations with respect to Indebtedness permitted under this Section 10.1;

(e) Indebtedness owed by (i) any Guarantor to the Borrower, (ii) the Borrower to any Guarantor, (iii) any Guarantor to any other Guarantor, (iv) any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor, (v) any Subsidiary that is not a Guarantor to the Borrower or any Guarantor in an amount not to exceed $15,000,000, or (vi) the Borrower or any Guarantor to any Subsidiary that is not a Guarantor in an amount not to exceed $15,000,000;

(f) Subordinated Indebtedness; provided that in the case of each issuance of Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Indebtedness and (ii) the

Administrative Agent shall have received reasonably satisfactory written evidence that the Borrower would be in compliance with all covenants contained in this Agreement on a pro forma basis after giving effect to the issuance of any such Subordinated Indebtedness;

(g) Indebtedness incurred by the Borrower or any Subsidiary thereof arising from agreements providing for indemnification, adjustment of purchase price or similar obligations in incurred or assumed in connection with any Permitted Acquisition to the extent permitted pursuant to Section 10.3(g);

(h) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Indebtedness of Foreign Subsidiaries of the Borrower in an aggregate principal amount not to exceed $15,000,000 at any time outstanding; provided that such Indebtedness shall at all times be and remain non-recourse to any Credit Party;

(i) additional unsecured Indebtedness in an aggregate principal amount not to exceed $250,000,000 at any time outstanding; provided that, (x) for Indebtedness (other than Indebtedness among the Borrower and its Subsidiaries) which in the aggregate does not exceed $25,000,000 (whether incurred in a single transaction, a series of related transactions, or incurred from time to time), the Credit Parties shall be required, on a pro forma basis, to be in compliance with each of the financial covenants set forth in Section 9.1 and Section 9.2 at the time of incurrence of such Indebtedness (with the understanding that no certificate of a Responsible Officer shall be required to be delivered to demonstrate such pro forma compliance under this clause (x)), and (y), in the case of the incurrence of any additional unsecured Indebtedness (other than Indebtedness among the Borrower and its Subsidiaries) in a single transaction, a series of related transactions or incurred from time to time in an aggregate amount in excess of the $25,000,000 referenced in clause (x), (i) the Credit Parties have delivered a certificate (including reasonably detailed supporting calculations related to the matters set forth in such certificate) of a Responsible Officer of the Borrower to the Administrative Agent to the effect that, after giving effect to such Indebtedness (and any Permitted Acquisition or disposition consummated concurrently and in connection with such Indebtedness) on a pro forma basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 9.1 and Section 9.2; provided, that subsequent to the incurrence of Indebtedness in an aggregate amount in excess of the $25,000,000 referenced in clause (x), no such certificate shall be required to be delivered with respect to Indebtedness incurred pursuant to a single transaction, if such Indebtedness does not exceed $5,000,000 in the aggregate, (ii) the maturity date of such Indebtedness shall be no earlier than the date which is six months following the Maturity Date and such Indebtedness shall not be subject to amortization or prepayment prior to such date and (iii) the terms and conditions of such Indebtedness (including, without limitation, financial covenants, affirmative covenants, negative covenants, representations and warranties and defaults) are (taken as a whole) no more restrictive than the terms and conditions set forth in the Loan Documents;

(j) other Indebtedness of Credit Parties in an amount not to exceed $15,000,000 and secured by a Lien permitted pursuant to Section 10.2(k);

(k) Indebtedness existing on the Closing Date and listed on Schedule 10.1 and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(l) other unsecured Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time outstanding for Letters of Credit not issued by the Issuing Lenders hereunder;

(m) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, bankers acceptances, letters of credit, surety bonds or other similar obligations arising in the ordinary course of business, and any refinancing thereof to the extent not provided to secure the repayment of other Indebtedness; and

(n) Indebtedness (i) of a Person that becomes a Subsidiary of the Borrower after the Closing Date in connection with any Permitted Acquisition or (ii) assumed in connection with any assets acquired in connection with any Permitted Acquisition, and the refinancing, refunding, renewal and extension (but not the increase in the aggregate principal amount) thereof; provided, that such Indebtedness (x) exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of, or in connection with, such Person becoming a Subsidiary or such assets being acquired and (y) shall not exceed $5,000,000 in the aggregate on any date of determination;

provided, that no agreement or instrument with respect to Indebtedness permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any Guarantors (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations.

SECTION 10.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:

(a) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than sixty (60) days or (ii) which are being contested in good faith and by appropriate proceedings;

(c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate do not result in a Material Adverse Effect and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(e) Liens securing the Obligations;

(f) Liens not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 10.2;

(g) Liens securing Indebtedness permitted under Section 10.1(c); provided that (i) such Liens shall be created substantially simultaneously with or within 180 days of the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

(h) deposits to secure the performance of bids, tenders, trade contracts, liability to insurance carriers and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, contractual or warranty obligations and other obligations of a like nature incurred in the ordinary course of business;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(n) or securing appeal or other surety bonds related to such judgments;

(j) Liens solely on the assets of Foreign Subsidiaries of the Borrower securing Indebtedness of the Foreign Subsidiaries that is permitted pursuant to Section 10.1(h); provided that such Liens shall not extend to any assets of any Credit Party or any of its Domestic Subsidiaries;

(k) Liens securing Indebtedness permitted under Section 10.1(j); provided that any such Lien covers specifically enumerated items of personal property and does not constitute a Lien on all assets of the Credit Parties;

(l) Liens securing Indebtedness permitted under Section 10.1(m);

(m) Liens on assets of any Subsidiary acquired pursuant to a Permitted Acquisition, or on assets of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition (provided that such Liens (i) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (ii) are applicable only to specific assets, (iii) are not “blanket” or all asset Liens and (iv) do not attach to any other property or assets of any Credit Party);

(n) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii)

Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any of its Subsidiaries;

(o) any extension, renewal or replacement of any Lien permitted by clauses (a) through (n); provided that (i) the Liens permitted under this clause (o) shall not (A) secure any Indebtedness other than the Indebtedness that was secured by the Lien being extended, renewed or replaced and (B) be extended to cover any property that was not encumbered by the Lien being extended, renewed or replaced; (ii) the principal amount of Indebtedness secured by the Lien permitted by this clause (o) shall not be increased over the principal amount of such Indebtedness immediately prior to such extension, renewal or replacement and (iii) both before and after giving effect to such extension, renewal or replacement, no Default or Event of Default shall occur and be continuing or would result therefrom;

(p) Liens arising from precautionary UCC filings regarding “true” operating leases; and

(q) Liens not otherwise permitted hereunder on assets other than the Collateral securing obligations not at any time exceeding in the aggregate $2,500,000.

SECTION 10.3 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(a) investments in any of the following (collectively “Cash Equivalents”);

(i) with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

(ii) any variable or fixed rate notes (other than notes of the type described in clause (ix) below) issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve (12) months of the date of acquisition;

(iii) auction preferred stocks having the highest short-term credit rating by S&P or Moody’s; investments as of the Closing Date in Subsidiaries existing on the Closing Date;

(iv) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one (1) year from the date of acquisition thereof;

(v) commercial paper or banker’s acceptances maturing no more than three hundred sixty-four (364) days from the date of creation thereof and currently having a rating of either A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s;

(vi) certificates of deposit maturing no more than three hundred sixty-four (364) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $250,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that, unless otherwise approved by the Administrative Agent, the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank;

(vii) time deposits maturing no more than three hundred sixty-four (364) days from the date of creation thereof

(viii) repurchase agreements with a term of not more than thirty (30) days with a bank or other trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully and unconditionally guaranteed or insured by the United States;

(ix) obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities and paying interest which is exempt from federal tax, provided that the maturity of such debt is three hundred sixty-four (364) days or less and such debt is rated at least A1 or MIG-1 by Moody’s or at least A by S&P;

(x) variable rate demand notes (low floaters) to the extent such notes may be sold at no less than par upon not more than (7) days notice and so long as such obligations have been provided credit support by the issuance of a letter of credit from a commercial bank meeting the description in clause (iv) above;

(xi) investments, classified in accordance with GAAP as current assets of the Borrower and its Subsidiaries, in marketable short term money market mutual funds registered under the Investment Company Act of 1940, as amended, which are administered by institutions that have the highest rating obtainable from either Moody’s, S&P or Morningstar and which invest substantially all of their assets in investments of the types described in clauses (i) through (x) above; and

(xii) other similar investments approved by the Administrative Agent, including without limitation, investments by Foreign Subsidiaries that are substantially similar to those described in the foregoing clauses (i) through (xi) in any country outside the United States in which such Person is organized; and

(b) (i) investments in Subsidiaries as of the Closing Date; (ii) additional investments in Domestic Subsidiaries; (iii) investments in Subsidiaries formed or acquired after the Closing

Date made in accordance with the terms and conditions of this Agreement; and (iv) the other loans, advances and investments existing on the Closing Date which are described on Schedule 10.3;

(c) Bank Products and Hedging Agreements permitted pursuant to Section 10.1;

(d) purchases of assets in the ordinary course of business;

(e) investments in the form of loans and advances to directors, officers and employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $500,000;

(f) intercompany Indebtedness permitted pursuant to Section 10.1(e);

(g) investments by the Borrower or any Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

(i) the Person to be acquired shall be in a substantially similar or complementary line of business as the Borrower;

(ii) evidence of approval of the acquisition by the acquiree’s board of directors or equivalent governing body or a copy of the opinion of counsel delivered by legal counsel to the acquiree in connection with the acquisition which evidences such approval or opines that such approval is not required shall be delivered to the Administrative Agent at the time the documents referred to in clause (vii) of this Section 10.3(g) are required to be delivered;

(iii) if the aggregate amount of cash consideration and any assumed debt, earn-outs (valued at an amount reasonably determined in good faith by the Borrower to be payable in connection with such earn-outs) and deferred payments for any such acquisition (A) is less than $50,000,000, the Borrower shall not be required to deliver notice to the Administrative Agent or the Lenders, (B) is greater than or equal to $50,000,000 but equal to or less than $100,000,000, a description of such acquisition in the form customarily prepared by the Borrower shall be delivered to the Administrative Agent and the Lenders within thirty (30) days following the consummation of such acquisition and (C) exceeds $100,000,000, a description of such acquisition in the form customarily prepared by the Borrower shall have been delivered to the Administrative Agent and the Lenders prior to the consummation of such acquisition;

(iv) if the Borrower is a party to such transaction, the Borrower shall be survivor of such transaction and no Change of Control shall have been effected thereby;

(v) if (A) the Person to be acquired will become, or be merged into, a Foreign Subsidiary in connection with such acquisition or (B) the acquisition of all of the business or a line of business of a Person will be made by a Foreign Subsidiary, the aggregate amount of cash consideration and any assumed debt, earn-outs (valued at any amount reasonably determined in good faith by the Borrower to be payable in connection with such earn-outs) and deferred payments for any such acquisition shall not exceed $50,000,000;

(vi) the Borrower shall have demonstrated to the Administrative Agent (as of the date of the proposed acquisition and after giving effect thereto and to any extensions of credit (including any Extension of Credit) made or to be made in connection therewith) (A) pro forma compliance with the covenant contained in and in the manner set forth in Section 9.2, (B) the pro forma Leverage Ratio is and will be less than the Required Acquisition Leverage Ratio, (C) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the acquisition and (D) the Liquidity Amount is at least $15,000,000;

(vii) the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 8.11 to be delivered at the time required pursuant to Section 8.11; and

(viii) the Borrower shall provide such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with the proposed acquisition;

(h) (i) investments made by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party and (ii) investments by the Borrower or any Subsidiary thereof in Foreign Subsidiaries not in the form of acquisitions covered by Section 10.3(g) in an aggregate amount not to exceed $20,000,000 at any time outstanding;

(i) investments in joint ventures (including a joint venture where the Borrower or a Subsidiary contributes assets to the joint venture); provided that the aggregate amount of all such investments does not exceed $20,000,000 outstanding at any time;

(j) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers and suppliers;

(k) additional loans, advances and/or investments of a nature not contemplated by the foregoing clauses hereof; provided that the aggregate amount or value of such loans, advances and/or investments outstanding pursuant to this clause (k) shall not exceed $25,000,000 at any time; and

(l) acquisition of Convio pursuant to the Approved Convio Purchase Agreement and investments during the Convio Acquisition Completion Period constituting purchases of Capital Stock pursuant to the Tender Offer and the Approved Convio Purchase Agreement.

SECTION 10.4 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) another Subsidiary of the Borrower (provided that if a Guarantor is a part of such transaction, a Guarantor shall be the continuing or surviving Person; provided further that if a Wholly-Owned Subsidiary is a part of such transaction, a Wholly-Owned Subsidiary shall be the continuing or surviving Person);

(b) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Wholly-Owned Subsidiary; provided that (i) if the transferor in such a transaction is a Guarantor and the transferee is not a Credit Party, the fair market value of the assets subject to such transaction together with investments permitted under Section 10.3(h)(ii) shall not exceed $20,000,000, and (ii) if the transferor in such a transaction is not a Credit Party and the transferee in such a transaction is the Borrower or a Guarantor, then the sale, lease, transfer or other disposition shall not be for an amount greater than the fair market value of the assets subject to such transaction;

(c) any Wholly-Owned Subsidiary of the Borrower may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition;

(d) any Subsidiary of the Borrower may wind-up into the Borrower or any Guarantor; and

(e) the Convio Merger.

SECTION 10.5 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

(a) the sale of inventory in the ordinary course of business;

(b) the disposition of worn, damaged, surplus or obsolete assets or other assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(c) the transfer of assets to the Borrower or any Guarantor pursuant to Section 10.4;

(d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e) the disposition of any Hedging Agreement;

(f) the disposition of investments in cash and Cash Equivalents;

(g) non-exclusive licenses of intellectual property in the ordinary course of business;

(h) (i) the transfer by any Credit Party of its assets to any other Credit Party, (ii) the transfer by any Subsidiary of the Borrower that is not a Guarantor of its assets to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (iii) the transfer by any Subsidiary of the Borrower that is not a Guarantor of its assets to any other Subsidiary of the Borrower that is not a Guarantor;

(i) additional dispositions of assets not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $25,000,000 during any Fiscal Year; and

(j) any disposition of all or any portion of the business, assets or properties of the Borrower or its Subsidiaries to the extent required to avoid the entry of an injunction to prohibit, prevent or restrict the consummation of the Convio Merger sought or issued by the U.S. Department of Justice under any United States antitrust, competition or trade regulatory Applicable Law of any Governmental Authority; provided, that such actions do not individually or in the aggregate have a Material Adverse Effect on the Borrower and its Subsidiaries (including Convio and its Subsidiaries taken as a whole).

SECTION 10.6 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock, or make any change in its capital structure which such change in its capital structure would reasonably be expected to have a Material Adverse Effect; provided that:

(a) the Borrower or any Subsidiary may pay dividends in shares of its own Capital Stock;

(b) any Subsidiary may pay cash dividends to a Credit Party and may repurchase shares of its Capital Stock from a Credit Party;

(c) the Borrower may purchase, redeem or otherwise acquire Capital Stock of the Borrower or warrants or options to acquire any such Capital Stock with the proceeds received from the substantially concurrent issue of new shares of Capital Stock of the Borrower; and

(d) the Borrower may pay dividends to holders of its Capital Stock and/or repurchase shares of its Capital Stock; provided that on the date such dividend is paid and/or shares of Capital Stock are repurchased and after giving effect thereto and to any extension of credit (including any Extension of Credit) made in connection therewith: (i) no Default or Event of Default shall have occurred and be continuing; and (ii) if the pro forma Leverage Ratio as of such date is equal to or greater than 2.50 to 1.00, then the amount of such dividend or repurchase, when taken together with all other such dividends and repurchases during such Fiscal Year, does not exceed $30,000,000 in the aggregate; provided, that such limit shall not apply when the pro forma Leverage Ratio is less than 2.50 to 1.00; provided, further, that amounts paid when the pro forma Leverage Ratio is less than 2.50 to 1.00 shall count against the annual $30,000,000 cap when the pro forma Leverage Ratio is equal to or greater than 2.50 to 1.00; provided, further that the foregoing shall not operate to prevent the making of dividends or repurchasing previously declared by the Borrower so long as (i) at the declaration date, such dividend or repurchase was permitted by the foregoing and (ii) such dividend or repurchase is consummated within the earlier of 60 days and any date under Applicable Law on which such dividend or repurchase must be consummated.

SECTION 10.7 Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness not permitted hereunder or (b) required to be redeemed or repurchased (other than on terms permitted under Section 10.6), including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

SECTION 10.8 Transactions with Affiliates. Except for (a) transactions permitted by Sections 10.3, 10.4, 10.6, 10.7, (b) those transactions existing on the Closing Date and identified on Schedule 10.8, (c) transactions among Credit Parties, (d) normal compensation, indemnity and reimbursement of reasonable expenses of officers, directors and employees, (e) the issuance of Capital Stock in the Borrower to any officer, director, employee or consultant of the Borrower and its Subsidiary, or (f) any issuance of Capital Stock of the Borrower or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans of the Borrower or any of its Subsidiaries, directly or indirectly (i) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors or Affiliates, or to or from any member of the immediate family of any of its officers, directors or Affiliates, or (ii) enter into, or be a party to, any other transaction not described in clause (i) above with any of its Affiliates, except upon fair and reasonable terms, taken as a whole, and are no less favorable, taken as a whole, to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.

SECTION 10.9 Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except, subject to Section 13.10, as permitted by or in accordance with, GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents), in each case of this clause (b) in any manner adverse in any material respect to the rights or interests of the Lenders (it being agreed that changing such Person’s name or jurisdiction of organization is not adverse to the Lenders if the Borrower provides written notice of such change at least 10 Business Days (or such shorter time as agreed to by the Administrative Agent) prior to such change).

SECTION 10.10 Amendments; Payments and Prepayments of Subordinated Indebtedness.

(a) Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b) Make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, except pursuant to the terms of the applicable subordination agreement or refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 10.1(f).

SECTION 10.11 Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 10.12 Nature of Business. Substantively alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries, taken as a whole, as of the Closing Date.

ARTICLE XI

DEFAULT AND REMEDIES

SECTION 11.1 Events of Default. Subject to Section 1.9, each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c) Misrepresentation. Any representation, warranty, certification or written statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. The Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2 or 7.5(d) or Articles IX or X of this Agreement.

(e) Default in Performance of Other Covenants and Conditions. The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

(f) Hedging Agreement. The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by such Credit Party as a result thereof exceeds $15,000,000.

(g) Indebtedness Cross-Default. The Borrower or any other Credit Party shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $15,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $15,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired); provided, however, that no Event of Default shall arise hereunder in respect of Indebtedness secured by Capital Stock of Convio for so long as such Capital Stock constitutes “margin stock” under Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(h) [Intentionally Omitted].

(i) Change in Control. A Change in Control shall occur.

(j) Voluntary Bankruptcy Proceeding. Any Credit Party or any Voluntary Proceeding Subsidiary shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate or other organizational action for the purpose of authorizing any of the foregoing. For purposes of this clause (j), “Voluntary Proceeding Subsidiary” means any Subsidiary of the Borrower that individually (i) owns assets with a fair market value in excess of five percent (5%) of the Consolidated assets of the Borrower and its Subsidiaries as of the most recent Fiscal Year end or (ii) accounted for more than five percent (5%) of EBITDA of the Borrower and its Subsidiaries for the most recently ended Fiscal Year; provided, however, if Subsidiaries (x) that are not Credit Parties or Voluntary Proceeding Subsidiaries and (y) in the aggregate own assets with a fair market value in excess of ten percent (10%) of the Consolidated assets of the Borrower and its Subsidiaries as of the most recent Fiscal Year end or account for more than ten percent (10%) of EBITDA of the Borrower and its Subsidiaries for the most recently ended Fiscal Year, are subject to actions or proceedings under this clause (j), then all Subsidiaries of the Borrower shall be subject to this clause (j), irrespective of whether they otherwise qualify as Credit Parties or Voluntary Proceeding Subsidiaries.

(k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Credit Party thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Credit Party thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(l) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any other Credit Party party thereto (except in the event this Agreement or other Loan Document is, by its terms, terminated and no longer in force) or any such Person shall so state in writing.

(m) Termination Event. The occurrence of any of the following events, if any such event would reasonably be expected to have a Material Adverse Effect: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan, Multiemployer Plan, ERISA or the Code, the Borrower or any ERISA Affiliate is required to pay as contributions to such Pension Plan or Multiemployer Plan, (ii) the value of the accumulated plan benefits under any Pension Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions) by $1,000,000 or more, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $1,000,000.

(n) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $15,000,000 in any Fiscal Year (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), shall be entered against the Borrower or any Credit Party by any court and such judgment or order shall continue without having been discharged, vacated, stayed or bonded pending appeal for a period of thirty (30) days after the entry thereof.

SECTION 11.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Facilities. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations and Bank Product Debt), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of a Bankruptcy Event of Default, the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations and Bank Product Debt) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations (other than contingent indemnification obligations not yet due and Bank Product Debt) shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

SECTION 11.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 11.4 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and each Issuing Lender in its capacity as such (ratably among the Administrative Agent and the Issuing Lenders in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations and any Bank Product Debt (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and any Bank Product Debt (including any termination payments thereon) (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of each Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations (other than contingent indemnification obligations not yet due) have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

SECTION 11.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered to, and if required by the Required Lenders shall, by intervention in such proceeding or otherwise:

(a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 4.3 and 13.3) allowed in such judicial proceeding; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.3 and 13.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XII

THE ADMINISTRATIVE AGENT SECTION

SECTION 12.1 Appointment and Authority.

Wells Fargo Bank, National Association acted as “Administrative Agent” under the Existing Credit Agreement. Upon the effectiveness of the amendment and restatement of the

Existing Credit Agreement pursuant to the terms hereof, each of the parties hereto agrees that Wells Fargo Bank, National Association shall cease to constitute the Administrative Agent hereunder, and shall have no duties or responsibilities hereunder as the Administrative Agent, and that JPMCB shall constitute the Administrative Agent hereunder and under the other Loan Documents upon the effectiveness of such amendment and restatement.

Each of the Lenders and the Issuing Lenders hereby irrevocably appoints JPMCB on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 12.2 Nature of Duties.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender, or an Issuing Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 12.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its obligations hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.2, 11.3 and 13.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 12.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders and/or the Borrower. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

SECTION 12.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other

Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 12.7 Indemnification.

The Lenders agree to indemnify the Administrative Agent, each Issuing Lender, and the Swingline Lender, in their capacities hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

SECTION 12.8 Administrative Agent in Its Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.9 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default has occurred and is outstanding (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided the Borrower consents to such appointment (such consent not to be unreasonably withheld or delayed); provided, further, no such Borrower consent shall be required if an Event of Default has occurred and is outstanding. Whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor; provided, further no such Borrower consent shall be required if an Event of Default has occurred and is outstanding. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article XII and Section 13.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by JPMCB, as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender, and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, and Swingline Lender, (ii) the retiring Issuing Lender, and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 12.10 Collateral and Guaranty Matters.

(a) The Lenders and each Bank Product Provider irrevocably authorize and direct the Administrative Agent:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations and Bank Product Debt and Hedging Obligations that are not then due and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under the Loan Documents, or (C) subject to Section 13.2, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 10.1(c); and

(iii) to release any Guarantor from its obligations under the applicable Guaranty Agreement and other Loan Documents if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

(b) In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section.

SECTION 12.11 Bank Products.

Except as otherwise provided herein, no Bank Product Provider that obtains the benefits of Sections 11.2, 11.3 and 11.4, any Guaranty Agreement or any Collateral by virtue of the provisions hereof or of any Guaranty Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bank Products unless the Administrative Agent has received written notice (including, without limitation, a Bank Product Provider Notice) of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1 Notices.

(a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	Blackbaud, Inc. 2000 Daniel Island Dr. Charleston, SC 29492-7541
Attention: Chief Financial Officer Telephone No.: (843) 216-6200 Telecopy No.: (843) 216-3676

With Copies to:	Jones Day 222 E. 41st Street New York, New York 10017
Attn: Brett Barragate Telephone No.: (212) 326-3446 Email: bpbarragate@jonesday.com

If to JPMCB as
Administrative Agent:	JPMorgan Chase Bank, N.A.
10 South Dearborn, 7th Floor
Chicago, IL 60603-2300

Attention: Nanette Wilson
Telephone No.: (312) 385-7084
Telecopy No.: (888) 292-9533
Email: e-jpm.agency.servicing.4@jpmchase.com

If to J.P. Morgan Europe
Limited pursuant to a notice with respect to a Foreign Currency under the Designated Currency
Tranche:	J.P. Morgan Europe Limited
125 London Wall
London EC2Y 5AJ United Kingdom
Attention: Manager, Loan & Agency Services
Telecopy No.: +44 (0) 207 777 2360

With Copies to:	JPMorgan Chase Bank, N.A.
712 Main Street, 8th Floor North
Houston, TX 77002
Attention: Janice Carter
Telephone No.: (713) 216-4383
Telecopy No.: (713) 216-4651
Email: Janice.Carter@jpmorgan.com

If to any Lender:	To the address set forth on the Register

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 13.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) [Intentionally Omitted];

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.2) or the amount of Loans of any Lender without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (other than any payments due under Section 2.4(b)(ii) without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligations or to reduce any fee payable hereunder;

(e) change Section 4.4 or Section 11.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Tranche differently than those of Lenders holding Loans of any other Tranche without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Tranche;

(h) release all of the Guarantors or release Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Guaranty Agreement (other than as authorized in Section 12.10), without the written consent of each Lender;

(i) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 12.10 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

(j) amend, waive or modify the definition of “Agreed Currencies” without the written consent of each Designated Currency Tranche Revolving Credit Lender; or

(k) amend, waive or modify Section 2.9 without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) solely for the purposes of Section 5.2(b), no waiver of a Default or Event of Default shall be effective without the consent of Revolving Credit Lenders holding more than fifty percent (50%) of the Revolving Credit Commitments (or if the Revolving Credit Facility has been terminated, Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit thereunder); (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision; and (vii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders under one Tranche but not the other Tranche may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Tranche of Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

In addition, notwithstanding anything to the contrary contained herein, each Lender hereby authorizes the Administrative Agent on its behalf, and without its further consent, to enter into amendments to this Agreement and the other Loan Documents as the Administrative Agent may reasonably deem appropriate in order to effectuate any increase in the Revolving Credit Commitment pursuant to Section 2.7 or any Incremental Term Loans pursuant to Section 2.8, including, without limitation, amendments to permit such increases in the Revolving Credit Commitment and any Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and to include appropriately any Lenders under such increases in the Revolving Credit Commitment and any Incremental Term Loans in any determination of Required Lenders; provided that no such amendment shall adversely affect in any material respect the rights of any Lender, in each case, without the written consent of such Lender.

SECTION 13.3 Expenses; Indemnity. The Borrower and each other Credit Party will (a) pay all reasonable and documented out-of-pocket expenses (including, without limitation, all costs of electronic or internet distribution of any information hereunder) of the Administrative Agent in connection with (i) the preparation, execution, delivery and administration of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including, without limitation, all reasonable and documented out-of-pocket syndication and due diligence expenses and reasonable and documented out-of-pocket fees, disbursements and other charges of counsel for the Administrative Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel for the Administrative Agent, (b) pay all reasonable and documented out-of-pocket expenses of the Administrative Agent and each Lender actually incurred in connection with the enforcement of any rights and remedies of the Administrative Agent and Lenders under the Credit Facilities, including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding, enforcing any Obligations of, or collecting any payments due from, the Borrower or any Guarantor by reason of an Event of Default (including in connection with the enforcement of the Guaranty Agreement); consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors (including any Affiliate in its capacity as an arranger or bookrunner hereunder), from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with any Extension of Credit, this Agreement, any other Loan Document, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing including, without limitation, reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party seeking indemnification therefor. This Section 13.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

SECTION 13.4 Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency), other than deposits in Blackbaud Payment Services Accounts, at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, or the Swingline Lender, irrespective of whether or not such Lender, such Issuing Lender, or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender, and the other Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender, the Swingline Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender, or their respective Affiliates may have. Each Lender, each Issuing Lender, and the Swingline Lender, agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 13.5 Governing Law. This Agreement and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without reference to the conflicts or choice of law principles thereof.

SECTION 13.6 Jurisdiction and Venue.

(a) Jurisdiction. The Borrower, to the maximum extent permitted by Applicable Law, hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts located in the City of New York, in the State of New York (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Agreement and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1. Nothing in this Section shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

(b) Venue. The Borrower hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Agreement, any other Loan Document or the rights and obligations of the parties hereunder or thereunder. The Borrower irrevocably waives, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.

SECTION 13.7 Waiver of Jury Trial.

(a) Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

(b) Preservation of Certain Remedies. The parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any Loan Document. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment.

SECTION 13.8 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 13.9 Injunctive Relief; Punitive or Indirect Damages.

(a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Required Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) The Administrative Agent, the Lenders and the Borrower (on behalf of itself and the Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that it may now have or may arise in the future in connection with any dispute, claim or controversy under or in connection herewith, however such dispute is resolved.

(c) Without limiting the generality of any provisions set forth herein relating to indemnification or reimbursement by the Borrower or any other Credit Party, the Administrative Agent, the Lenders and the Borrower (on behalf of itself and the Credit Parties) hereby agree that no such Person shall have a remedy of any consequential or indirect damages against any other party to a Loan Document and each such Person hereby waives any right or claim to consequential or indirect damages that it may now have or may arise in the future in connection with any dispute, claim or controversy under or in connection herewith, whether such dispute, claim or controversy is resolved judicially or otherwise.

SECTION 13.10 Accounting Matters. If at any time any change in GAAP or change in the Borrower’s accounting practices under Section 10.9 would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or change in the Borrower’s accounting practices under Section 10.9 (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP and the Borrower’s accounting practice prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or change in the Borrower’s accounting practices. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14-1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 13.11 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section, New Lenders pursuant to Section 2.7 and Section 2.8 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Delayed Draw Term Loan Commitment, as the case may be, and the related Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of such Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans (whether Revolving Credit Loans or Delayed Draw Term Loans) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless such assignment is made to an existing Lender, to an Affiliate thereof, or to an Approved Fund, in which case no minimum amount shall apply, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Loan or Commitment assigned;

(iii) any assignment must be approved by the Administrative Agent and, in the case of an assignment in respect of the Revolving Credit Facility, the Swingline Lender, and the Issuing Lenders, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent (A) copies of the United States Internal Revenue Service forms required by Section 4.11(g) and (B) an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) no assignment shall be made to (A) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), or (B) any Person that is not otherwise an Eligible Assignee; and

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit, and Swingline Loans in accordance with its Applicable Percentage in respect of the applicable Tranche. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 (subject to the requirements of Section 4.11) and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in the Section 13.2 that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 (subject to the requirements and limitations therein, including the requirements under Section 4.11(g) (it being understood that the documentation required under Section 4.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 4.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.10 or Section 4.11, with respect to any participation, than its participating Lender would have been entitled to receive unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.11(g) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 13.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any New Lender, proposed New Lender, Participant or proposed Participant or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party unless, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 13.13 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 13.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 13.15 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 13.16 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limits nor amplifies the provisions of this Agreement.

SECTION 13.17 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 13.18 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 13.19 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 13.20 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (except for Hedging Obligations and Bank Product Debt not then due and payable and contingent indemnification obligations not yet due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid in full and all Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 13.21 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of each Borrower and Guarantor and other information that will allow such Lender to identify such Borrower or Guarantor in accordance with the Patriot Act.

SECTION 13.22 Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 13.23 Inconsistencies with Other Documents; Independent Effect of Covenants.

(a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the other Loan Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b) The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, or X hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.

SECTION 13.24 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the Credit Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent, JPMorgan, and each Lender (including Affiliates acting as arrangers) on the other hand, and the Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, JPMorgan, and each Person acting as an arranger hereunder, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent, JPMorgan nor any Person acting as an arranger hereunder has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, JPMorgan or such other Person has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and neither the Administrative Agent, JPMorgan nor any Person acting as an arranger hereunder has any obligation to any Credit Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent, JPMorgan or each Person acting as an arranger hereunder and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent, JPMorgan nor any Person acting as an arranger hereunder has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent, JPMorgan, and each Person acting as an arranger hereunder have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, JPMorgan or each Person acting as an arranger hereunder with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 13.25 Press Releases and Other Matters. The Credit Parties consent to the publication by Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Credit Parties. The Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof. The Administrative Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

SECTION 13.26 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative

Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to the Lenders or the Administrative Agent, as the case may be, in the specified currency, the applicable Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

SECTION 13.27 Amendment and Restatement. The Borrower, the Lenders and the Administrative Agent agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Section 5.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation of the Existing Credit Agreement or the Indebtedness created thereunder. The commitment of each Lender that is a party to the Existing Credit Agreement shall, on the Closing Date, automatically be deemed amended and the only commitments shall be those hereunder. Without limiting the foregoing, upon the effectiveness hereof: (a) all loans and letters of credit incurred under the Existing Credit Agreement which are outstanding on the Closing Date (after giving effect to the payments described in clause (e) below) shall continue as Loans under (and shall be governed by the terms of) this Agreement and the other Loan Documents, (b) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to this Agreement and the Loan Documents, (c) all obligations constituting “Obligations” under the Existing Credit Agreement with any Lender or any affiliate of any Lender which are outstanding on the Closing Date (after giving effect to the payments described in clause (e) below) shall continue as Obligations under this Agreement and the other Loan Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that Obligations in respect of Loans, Letters of Credit, interest and fees due and payable to a Lender hereunder reflect such Lender’s ratable share of the aggregate of all such Obligations on the Closing Date, and the Borrower hereby agrees to compensate each Lender (including each Departing Lender) for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any LIBOR Rate Loans on the terms and in the manner set forth in Section 4.9 hereof and (e) upon the effectiveness hereof, each Departing Lender’s “Commitment” under the Existing Credit Agreement shall be terminated, each Departing Lender shall have received payment in full of all of the “Obligations” owing to it under the Existing Credit Agreement (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, “Bank Product Debt” (as such term is defined in the Existing Credit Agreement), and contingent indemnity obligations and other contingent obligations owing to it under the “Loan Documents” as defined in the Existing Credit Agreement) and each Departing Lender shall not be a Lender hereunder.

SECTION 13.28 Termination of Existing Guaranty Agreement. Pursuant to the Borrower’s certification to the Administrative Agent and the Lenders hereunder that as of the Closing Date no Subsidiary of the Borrower is a Material Domestic Subsidiary, the Existing Guaranty Agreement is hereby terminated and the parties thereto are hereby released from their rights and obligations thereunder. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders or the obligations and duties of the Borrower and its Subsidiaries under the Loan Documents with respect to any Subsidiary that is hereafter determined to be a Material Domestic Subsidiary.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

BLACKBAUD, INC., as Borrower

By:	/s/ Anthony W. Boor
Name:	Anthony W. Boor
Title:	Chief Financial Officer, Senior Vice
President, Treasurer and Assistant Secretary

Signature Page to

Blackbaud Amended and Restated Credit Agreement

AGENTS AND LENDERS:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender, an Issuing Lender and Lender

By:
Name:
Title:

Signature Page to

Blackbaud Amended and Restated Credit Agreement

SUNTRUST BANK, as Lender

By:
Name:
Title:

Signature Page to

Blackbaud Amended and Restated Credit Agreement

[OTHER LENDERS TO COME]

By:
Name:
Title:

Signature Page to

Blackbaud Amended and Restated Credit Agreement

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Closing Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.

, as a Departing Lender

By:
Name:
Title:

Signature Page to

Blackbaud Amended and Restated Credit Agreement